Exhibit 2.1

Execution Version

CONTRIBUTION AGREEMENT

FOR UET MIDSTREAM, LLC

BY AND AMONG

ARC TERMINALS HOLDINGS LLC,

AS ACQUIROR

AND

UNITED ENERGY TRADING, LLC

AND

HAWKEYE MIDSTREAM, LLC

AS CONTRIBUTORS,

DATED AS OF JULY 14, 2015

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibits

Exhibit A – Form of Assignment of Midstream Interests

Exhibit B – Form of Registration Rights Agreement

Exhibit C – Form of Contributor Parent Guaranty

Exhibit D – Form of Transfer Agent Instruction Letter

Exhibit E – Wiring Instructions

Exhibit F – Estimated Closing Statement

Schedules

Schedule 1.01(a) – Paid Construction Costs

Schedule 1.01(b) – Permitted Encumbrances

Schedule 2.02(h) - Acquiror Consents

Schedule 2.03(l) - Contributor Consents

Schedule 3.04 – Non-Contravention – Contributors

Schedule 3.05 – Third-Party Consents – Contributors

Schedule 4.02 – Capitalization – Midstream

Schedule 4.03 – Financial Statements

Schedule 4.03(d) – Bank Information – Midstream

Schedule 4.04 – Third-Party Consents – Midstream

Schedule 4.05 – Governmental Approvals – Midstream

Schedule 4.06 – Claims

Schedule 4.08 – Certain Notices

Schedule 4.09 – Material Contracts

Schedule 4.10 – Terminal Property

Schedule 4.10(c) – Leases

Schedule 4.11 – Environmental Matters

Schedule 4.12 – Insurance

Schedule 4.13 – Intellectual Property

Schedule 4.15 – Employees and Employee Benefits

Schedule 4.15(d) – Benefit Plans

Schedule 4.15(i) – Employee Payments

Schedule 4.16 – Taxes – Midstream

Schedule 4.18(a) – Unpaid Invoices of Contractor

Schedule 4.18(b) – Unpaid Invoices of Other Third Party Construction Vendors

Schedule 4.20 – Affiliate Transactions

Schedule 4.21 – Absence of Changes

Schedule 5.01(d) – Non-Contravention – Acquiror

Schedule 5.01(e) – Third-Party Consents – Acquiror

Schedule 5.01(g) – Brokers; Finders Fees – Acquiror

Schedule 7.09 – Capex Amount and Partnership Basis Amount; Allocation

Schedule 8.05 – Continuing Employees

Schedule 8.09 – Hourly Rates

-iv-

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of July 14, 2015 (the “Closing Date”), is entered into by and among United Energy Trading, LLC, a North Dakota limited liability company (“UET”), Hawkeye Midstream, LLC, a Colorado limited liability company (“Hawkeye” and each of Hawkeye and UET, a “Contributor”), Arc Terminals Holdings LLC, a Delaware limited liability company (“Acquiror”, and each of Acquiror and each Contributor, individually, a “Party” and, collectively, the “Parties”; provided that solely for the purposes of the third sentence of Section 2.01(a), Section 5.02 and Article 9 hereof, the term “Party” as used therein shall include Arc Logistics Partners LP, a Delaware limited partnership (the “Partnership”).

RECITALS

WHEREAS, UET owns 100% of the Class A interest (the “Class A Interest”) in UET Midstream, LLC, a North Dakota limited liability company (“Midstream”);

WHEREAS, Hawkeye owns 100% of the Class B interest in Midstream (the “Class B Interest”, and together with the Class A interest, the “Midstream Interests”);

WHEREAS, Midstream owns the Terminal Property and is currently constructing the Pawnee Terminal; and

WHEREAS, Acquiror desires to acquire from Contributors, and Contributors desire to contribute, transfer and assign to Acquiror, the Midstream Interests pursuant to the terms of this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

“Acquiror” has the meaning set forth in the preamble.

“Acquiror Fundamental Representations” has the meaning set forth in Section 6.01(a)(i).

“Acquiror Indemnified Parties” has the meaning set forth in Section 6.01(b).

“Acquisition Amount” means an amount equal to the sum of (i) the Cash Component and (ii) thirty two million, two hundred ninety four thousand, eight hundred seventy six dollars and fifty cents ($32,294,876.50) of Partnership Interests, which amount was calculated based on the number of common units of the Partnership issued to the Contributors, in the aggregate, at the Closing based on an agreed upon price of $18.50 per Partnership common unit.

“Affiliate” means with respect to any Person, any direct or indirect Subsidiary of such Person, and any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests).

“Agreement” has the meaning set forth in the preamble.

“Arbiter” has the meaning set forth in Section 2.01(e).

“ARCX Financial Statements” has the meaning set forth in Section 5.02(g).

“ARCX SEC Documents” has the meaning set forth in Section 5.02(g).

“Balance Sheet Date” has the meaning set forth in Section 4.03(a).

“Benefit Plan” means any (a) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not the plan is subject to ERISA), (b) long-term incentive compensation plan, program, policy, arrangement or agreement (c) short-term incentive compensation program, bonus, deferred compensation or incentive compensation plan, program, policy, arrangement or agreement, (d) employment, consulting, severance pay or benefit, change in control, or other plan, program, arrangement, policy, agreement or commitment, and (e) vacation practice, other paid-time off program, or welfare or fringe benefit plan, program, policy, arrangement or agreement.

“Books and Records” means (a) the Minute Book and (b) the records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers (in each case, including electronic versions thereof) used in or associated with the design, development, construction, operation or ownership of the Project Assets.

“Buckingham Property” means the approximately 9.4 acres of land described as: Lot A, Recorded Exemption No. 0539-34-3 RECX14-0059, according to the map recorded October 9, 2014 at Reception Number 4052598, being a portion of the Southwest quarter of Section 34, Township 8 North, Range 59 West of the 6th Principal Meridian, County of Weld, State of Colorado.

“Buckingham Terminal” means any Crude Terminal constructed, if at all, on the Buckingham Property.

“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York, New York are not open for the transaction of normal banking business.

“Business Employee” means an employee who works primarily in connection with the business conducted by Midstream.

“Call Option” has the meaning set forth in Section 8.03(b)(i).

“Call Option Closing Date” has the meaning set forth in Section 8.03(b)(iii).

“Call Option Exercise Notice” has the meaning set forth in Section 8.03(b)(ii).

“Call Option Interest” has the meaning set forth in Section 8.03(b)(i).

“Call Option Purchase Agreement” has the meaning set forth in Section 8.03(b)(iii).

“Call Option Purchase Price” has the meaning set forth in Section 8.03(b)(v).

“Capex Amount” means the amount set forth on Schedule 7.09.

“Cash Component” has the meaning set forth Section 2.01(b).

“Cause” means (a) a breach or neglect of the duties of a Continuing Employee’s employment or breach or neglect of obligations to Acquiror or its Affiliate under the terms of Continuing Employee’s employment (whether written or unwritten), including any violations of any applicable code of conduct or other written policy; (b) a failure or refusal of the Continuing Employee to perform such duties or obligations after demand for performance or to comply with the rules, policies or practices of Acquiror or its Affiliate, as applicable; (c) the Continuing Employee’s dishonesty, insubordination, gross, serious or repeated misconduct; (d) the Continuing Employee’s conduct that endangers, or is likely to endanger, the health or safety of others; (e) the Continuing Employee’s commission of a crime constituting a felony; (f) the Continuing Employee’s gross incompetence; (g) an action or failure to act of the Continuing Employee which has the effect of bringing Acquiror or any of its Affiliates into disrepute; (h) the Continuing Employee’s disclosure of the confidential information of Acquiror or any of its Affiliates; or (i) a failure of the Continuing Employee to meet the standards of Acquiror’s or its Affiliates’ background check and screening process as part of the continuation of such Person’s employment with Acquiror or its Affiliates (or, after Closing, Midstream).

“CERCLA” means the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.

“Charter Documents” shall mean, with respect to any Person, the article or certificate of incorporation, formation or organization and by-laws, limited partnership agreement, partnership agreement or limited liability company agreement, or such other organizational documents of such Person.

“Class A Interest” has the meaning set forth in the recitals.

“Class B Interest” has the meaning set forth in the recitals.

“Claim” means any contest, action, cause of action, claim, assessment, demand, lawsuit, litigation, citation, summons, subpoena, complaint, inquiry, investigation, audit, notice of violation, hearing, arbitration, proceeding (including any proceeding that is civil, criminal, administrative, regulatory or otherwise by or before any Governmental Authority) or notice of any of the foregoing involving any Person, whether at law or in equity.

“Claim Notice” has the meaning set forth in Section 6.01(a)(ii).

“Closing” shall mean the consummation of the transactions contemplated hereby, which shall be deemed to have occurred upon (a) the due execution and delivery of this Agreement by each Contributor to Acquiror and Acquiror to each Contributor and (b) the satisfaction of the Parties’ respective obligations set forth in Sections 2.01(a), 2.02 and 2.03.

“Closing Date” has the meaning set forth in the preamble.

“COBRA” means the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, as added by the Consolidated Omnibus Budget Reconciliation Act of 1985, or any similar state or local Laws.

“Code” means the Internal Revenue Code of 1986.

“Construction Contract” means that certain contract between Midstream and Contractor, dated June 1, 2014, and any amendments, schedules, exhibits, memoranda and other documents attached thereto.

“Construction Costs” means all costs and expenses payable by Midstream or any of its Affiliates pursuant to (i) the Construction Contract and (ii) any other Contract with any Third-Party that is required for the completion of the Pawnee Terminal.

“Construction Loan Agreement” means that certain Construction Loan Agreement, dated as of October 17, 2014, between Midstream and UMB Bank, N.A., a national banking association.

“Continuing Employee” means any Business Employee who is directly employed by Midstream immediately prior to the Closing Date and listed on Schedule 8.05.

“Contractor” means Williams Industrial Services, LLC.

“Contributor” has the meaning set forth in the preamble.

“Contributor Benefit Plan” means each Benefit Plan for which any Contributor, any of its Affiliates or an ERISA Affiliate may have any liability.

“Contributor Fundamental Representations” has the meaning set forth in Section 6.01(a)(i).

“Contributor Guarantor” means United Energy Corporation.

“Contributor Indemnified Parties” has the meaning set forth in Section 6.01(c).

“Contributor Parent Guaranty” means a guaranty from the Contributor Guarantor substantially in the form attached hereto as Exhibit C.

“Contract” means any agreement, contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, obligation or legally binding arrangement (whether written or oral).

“Contributor Fundamental Representations” has the meaning set forth in Section 6.01(a).

“Crude Terminal” means (i) a facility that (A) receives crude oil from a Gathering System With Tanks or a Gathering System Without Tanks or via tank truck, (B) is capable of storing such crude in storage tanks and (C) transports such crude via a pipeline system into a long-haul interstate pipeline or (ii) any logistics system that includes the storage of crude oil in storage tanks.

“Data Room” means the Intralinks virtual data room named “UET Pawnee” provided by Contributors to Acquiror.

“De Minimis Amount” has the meaning set forth in Section 6.01(d)(ii).

“Debt” means, without duplication, any obligations or Liabilities (a) for borrowed money (including any principal, accrued interest, penalties and fees, interest premiums, expenses, breakage costs and bank overdrafts thereunder), (b) evidenced by any note, bond, debenture or other debt security (including any principal, accrued interest, penalties and fees, interest premiums, expenses, breakage costs and bank overdrafts thereunder), (c) with respect to the reimbursement of any and all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations, (d) pursuant to a guarantee, (e) secured by an Encumbrance on a Person’s assets, other than Permitted Encumbrances, (f) for the deferred purchase price of goods and services, (including “earn out” payments), other than Construction Costs, (g) all conditional sale obligations and all obligations under any title retention agreement, (h) under leases required in accordance with GAAP to be capitalized on a balance sheet, (i) under any interest rate, currency or other hedging arrangement or derivatives transaction, (j) with respect to the posting of collateral and similar obligations or as obligor, guarantor, surety or otherwise, including pursuant to “keep well” agreements, agreements to maintain or contribute cash or capital to any Person or other similar agreements or arrangements, but excluding any such obligations that are fully discharged and/or released at the Closing, and (k) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any obligations of the type referred to in clauses (a) through (j) that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated hereby.

“Deductible” has the meaning set forth in Section 6.01(d)(ii).

“Disputed Amounts” has the meaning set forth in Section 2.01(e).

“Drag-Along Notice” has the meaning set forth in Section 8.03(e).

“Drag-Along Purchaser” has the meaning set forth in Section 8.03(e).

“Drag-Along Right” has the meaning set forth in Section 8.03(e).

“Drag-Along Sale” has the meaning set forth in Section 8.03(e).

“Encumbrances” means any encumbrance, lien, pledge, security interest, warrant, claim, option, charge, bond, indenture, equitable interest, deed of trust, defect of title, restriction (whether on voting, sale, transfer, use, disposition, or otherwise), or encroachment, whether imposed by any Contract or Law.

“Environmental Laws” means any Law enacted or in effect as of or prior to the Closing Date relating to (a) pollution or protection of occupational health and safety, public health and safety or the environment or natural resources (including ambient air, indoor air, surface water, groundwater, wetlands, land, soil, sediment, subsurface strata, flora and fauna) or (b) the manufacture, processing, distribution, use, treatment, storage, transport, disposal handling or Release of or exposure of any Person to Hazardous Materials, including CERCLA, the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629, the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq., the Occupational Safety and Health Act 29 U.S.C. §§ 651 et seq. (to the extent related to Hazardous Materials or other matters pertaining to the environment), the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. § 1201 et seq. and any and all similar state and local Laws.

“Equity Interest” means, with respect to any Person, (a) any equity securities (including, without limitation, any convertible and exchangeable securities), partnership or membership interest, unit of participation or other similar interest (howsoever designated) in such Person and (b) any option, warrant, purchase right, subscription right, conversion right, preemptive right, exchange right, put right, call right, right of first refusal or other right, Contract, commitment or arrangement (contingent or otherwise) of any kind which would entitle any other Person to acquire or sell any such interest or right in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation rights, performance securities, contingent value rights, phantom stock, profit participation rights or other similar rights or securities that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any equity security, or other voting or ownership interest in, such Person).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any of the following:

(a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which the Person is a member;

(b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which the Person is a member; and

(c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which the Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

Any former ERISA Affiliate of Midstream (determined immediately prior to Closing) shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Midstream and with respect to Liabilities arising after such period for which Midstream could be liable under the Code or ERISA.

“Estimated Closing Debt” has the meaning set forth in Section 2.01(c).

“Estimated Closing Statement” has the meaning set forth in Section 2.01(c).

“Estimated Pre-Closing Operating Revenue” has the meaning set forth in Section 2.01(c).

“Estimated Transaction Fees and Expenses” has the meaning set forth in Section 2.01(c).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exclusive Negotiation Period” has the meaning set forth in Section 8.03(d)(ii).

“Final Closing Debt” has the meaning set forth in Section 2.01(d).

“Final Closing Statement” has the meaning set forth in Section 2.01(d).

“Final Pre-Closing Operating Revenue” has the meaning set forth in Section 2.01(d).

“Final Transaction Fees and Expenses” has the meaning set forth in Section 2.01(d).

“Financial Statements” has the meaning set forth in Section 4.03(a).

“Formation Date” means October 24, 2013.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied in the relevant context.

“Gathering Project” has the meaning set forth in Section 8.03(a).

“Gathering Project Exclusivity Period” has the meaning set forth in Section 8.03(a).

“Gathering Project Interests” means the Equity Interests held, directly or indirectly, by UET or any of its designated Subsidiaries or Affiliates (or Acquiror or any of its designated Subsidiaries or Affiliates after the exercise of a Call Option) in any Gathering Project.

“Gathering System With Tanks” means any system that receives crude from its origin point at the wellsite, stores such crude in storage tanks and delivers such crude to a long-haul interstate pipeline via tank truck or a pipeline system.

“Gathering System Without Tanks” means any system that, without the use of any storage tanks, receives crude from its origin point at the wellsite and that delivers such crude to a long-haul interstate pipeline via tank truck or a pipeline system.

“Governmental Authority” means any executive, legislative, judicial, regulatory, tribal or administrative agency, body, commission, department, board, court, tribunal or authority of the

United States or any foreign country, or any entity properly delegated authority by such entities, or any state, local or other governmental subdivision thereof, or any entity acting by duly delegated authority granted from the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority.

“Group Health Plan” means a group health plan within the meaning of Section 5000(b) of the Code (without regard to whether such plan is subject to regulation under the Code) other than a flexible spending account described in Department of Treasury regulations issued under Sections 105 and 125 of the Code.

“Hawkeye” has the meaning set forth in the recitals.

“Hazardous Materials” means any (a) solid or hazardous waste, gaseous, liquid or solid pollutant, toxic or hazardous substance, or chemicals, substance or material which, once released into the environment, would be considered a waste or pollutant or present a threat to the environment, and (b) any hazardous or toxic substance or waste listed, defined or regulated under Environmental Laws, or any other substance, waste or material which would be reasonably expected to give rise to obligations, Liabilities, duties, or standards of care under Environmental Laws, including, without limitation, any gasoline or petroleum product or waste, flammable or explosive materials, asbestos, polychlorinated biphenyls, urea formaldehyde insulation, mold or other microbial agents and radioactive materials.

“Indemnified Party” means the Acquiror Indemnified Parties or the Contributor Indemnified Parties, as applicable.

“Indemnifying Party” has the meaning set forth in Section 6.01(j)(i).

“Intellectual Property Rights” has the meaning set forth in Section 4.13.

“Invested Capital” means, as of the date of the definitive agreement providing for the sale of Gathering Project Interests, the aggregate amount of capital invested, directly or indirectly, by Acquiror or any of its designated Subsidiaries or Affiliates to purchase or otherwise in respect of Gathering Project Interests prior to such date.

“Involuntary Termination” shall mean the termination of a Continuing Employee’s employment with Acquiror or its Affiliate (without a contemporaneous transfer of employment to Acquiror or any of its Affiliates) that occurs during the one year period commencing on the Closing Date and that results from Acquiror’s or such Affiliate’s termination of the Continuing Employee’s employment, other than for Cause.

“Knowledge of Contributors” means the actual knowledge of John Washabaugh, Tom Williams, Tim Penney and Joe Natale, after due inquiry of the individuals employed by UET, Hawkeye or their respective Affiliates, who would reasonably be expected to have knowledge of the applicable information.

“Laws” means all laws (including common laws), constitutions, statutes, rules, regulations, ordinances, judgments, settlements, Orders, decrees, injunctions, and writs and other provisions having the force and effect of law of any Governmental Authority having jurisdiction over Acquiror, Contributors, or their Representatives or the Project Assets.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due, and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Licensed Trademarks” has the meaning set forth in Section 8.04.

“LLC Agreement” means the Amended and Restated Operating Agreement of Midstream dated November 1, 2014.

“Losses” means any and all losses, Liabilities, damages, fees, costs and expenses of every kind and nature (including reasonable costs of investigation, reasonable fees and expenses of attorneys (including attorneys’ fees and expenses incurred in connection with enforcement of any rights under this Agreement), accountants, financial advisors and other experts, court costs and other expenses of litigation), whether or not involving a Third-Party Claim.

“Material Adverse Effect” means any event, effect, occurrence, fact, circumstance, development, condition or change that, individually or taken together with any other event, effect, occurrence, fact, circumstance, development, condition or change, that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, conditions (financial or otherwise), assets or Liabilities (including contingent Liabilities) of Midstream, or (b) the ability of Contributors to consummate the transactions or perform their obligations hereunder, each on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, effect, occurrence, fact, circumstance, development, condition or change, directly or indirectly, arising out of or attributable to: (i) conditions in the United States economy or securities or financial markets or commodity prices in general; (ii) conditions that generally affect the international, national or regional crude oil industry (including transportation and logistics thereof); (iii) any circumstance resulting from an action required or permitted by this Agreement or expressly consented to by Acquiror; (iv) conditions caused by acts of terrorism or war (whether or not declared) or (v) the announcement of the transactions contemplated by this Agreement, except, in the case of the foregoing clauses (ii) or (iv), to the extent (but only to the extent) that any such event, effect, occurrence, fact, condition, circumstance, development, condition or change could reasonably be expected to have a disproportionate impact on Midstream, compared to other comparable participants in Midstream’s industry.

“Material Contracts” has the meaning set forth in Section 4.09.

“Midstream” has the meaning set forth in the recitals.

“Midstream Contracts” has the meaning set forth in Section 4.09.

“Midstream Interests” has the meaning set forth in the recitals.

“Minute Book” means the relevant portions of the minute books of United Energy Trading LLC relating to Midstream extracted, conformed, and attested to by an officer of United Energy Trading LLC.

“Non-Recourse Party” has the meaning set forth in Section 9.13.

“Non-Transferring Party” has the meaning set forth in Section 8.03(c).

“NYSE” means the New York Stock Exchange.

“Offered Interests” has the meaning set forth in Section 8.03(c).

“Offering Notice” has the meaning set forth in Section 8.03(c)(i).

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, charge, injunction (either preliminary or permanent), or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator or mediator.

“Open Negotiation Period” has the meaning set forth in Section 8.03(d)(iii).

“OSHA” means the Occupational Safety and Health Administration.

“OSHA Letter” means that certain letter dated July 7, 2015, from OSHA to Midstream.

“Paid Construction Costs” means the Construction Costs set forth on Schedule 1.01(a).

“Partnership” has the meaning set forth in the preamble.

“Partnership Agreement” has the meaning set forth in Section 5.02(e).

“Partnership Basis Amount” means the amount set forth in Section 7.09.

“Partnership Fundamental Representations” has the meaning set forth in Section 6.01(a)(i).

“Partnership Interests” means 1,745,669 unregistered common units representing limited partner interests of the Partnership.

“Partnership Material Adverse Effect” has the meaning set forth in Section 5.02(f).

“Party” has the meaning set forth in the preamble.

“Pawnee Property” means (a) the approximately 10 acres of land described as: Lot A, Recorded Exemption No. 0469-2-4 RECX14-0048, according to the map recorded September 18, 2014 at Reception Number 4047037, being a portion of the East half of the Southeast quarter of Section 2, Township 9 North, Range 59 West of the 6th Principal Meridian, County of Weld,

State of Colorado and (b) the approximately 79.72 acres of land described as: Reception Number 4008152. the South Half of the Northeast Quarter of Section 2, Township 9 North, Range 59 West of the 6th Principal Meridian, County of Weld, State of Colorado.

“Pawnee Terminal” means that certain terminal located in Weld County, Colorado in the process of being constructed on the Pawnee Property in order to facilitate throughput volumes of crude oil from Third-Party shippers and to be connected to the Northeast Colorado Lateral of the Pony Express Pipeline, including any spare parts and equipment necessary or held for use in connection with the operation of the Pawnee Terminal.

“Permit” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from, filed with or delivered to any Governmental Authority pursuant to any Law.

“Permitted Encumbrance” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Encumbrances, including all statutory liens, arising or incurred in the ordinary course of business for amounts not yet due and payable or, if due, (i) not delinquent or (ii) that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP, (b) Encumbrances for Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith through appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) Encumbrances identified on the Financial Statements, (e) in the case of real property owned or held by Midstream, easements, servitudes, rights-of-way, covenants, agreements, zoning and subdivision ordinances and recorded restrictions, building codes, the rights of the public in any streets and highways adjoining such property, and other restrictions which do not, individually or in the aggregate, materially impair the continued use or occupancy or value of the property subject thereto, (f) Encumbrances and other title defects, easements, setback lines, boundary line disputes and encroachments that would be disclosed by an accurate survey of such property and that do not, individually or in the aggregate, materially impair the value or continued use of the assets in the ordinary course of business to which such Encumbrances or other title defects, easements or encroachments relate, and (g) any lien relating to construction obligations of Contributors and set forth in Schedule 1.01(b) hereto.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority or entity (or any department, agency, or political subdivision thereof).

“Post-Closing Tax Period” has the meaning set forth in Section 7.02(b).

“Pre-Closing Operating Costs” means all costs and expenses (including trade payables, employee and consultant compensation and fees, and utility charges) of or incurred by Midstream to the extent, in each case, attributable to the period prior to the Closing Date, whether or not billed prior to the Closing, but excluding, for the avoidance of doubt, all (i) Construction Costs (other than the Paid Construction Costs), and (ii) all capital expenditures or other costs and expenses that would be required to be capitalized under GAAP and that are classified as Debt; provided, however, that with respect to any costs or expenses that shall cover the period beginning prior to the Closing and ending after the Closing (the “Expense Straddle Period”), the amount of the costs or expenses that shall be deemed to be attributable to the period prior to the Closing for purposes hereof shall be the ratable portion thereof based on the total number of days included in such Expense Straddle Period and the number of days prior to Closing as to which such cost or expense shall relate.

“Pre-Closing Operating Revenues” means an amount equal to (i) all revenues accrued by Midstream under the Throughput Agreements during the period of time from May 1, 2015 until the Closing Date multiplied by (ii) 0.8.

“Pre-Closing Tax Period” has the meaning set forth in Section 7.02(a).

“Product” means crude oil (including bitumen).

“Project Assets” means all assets, rights and properties (including, without limitation, the Pawnee Terminal, the Terminal Property, the Material Contracts and any machinery, pipelines or other equipment to be used in the business of Midstream) of Midstream of every kind, nature, character and description (whether real, personal, intangible or otherwise).

“Project Product” has the meaning set forth in Section 8.03(d).

“Proposed Transfer” has the meaning set forth in Section 8.03(f).

“Protest Letter” has the meaning set forth in Section 2.01(d).

“Qualified Sale” means a sale of Gathering Project Interests which will result in the receipt by Acquiror (or its applicable Affiliate or Subsidiary) of a Qualified Sale Price.

“Qualified Sale Price” means a price for the sale of Gathering Project Interests whereby Acquiror (or its applicable Affiliate or Subsidiary) will receive, as a result of the consummation of such transaction, a Return on Invested Capital of at least 4.0. For purposes of determining gross proceeds to Acquiror in connection with a Qualified Sale, non-cash consideration, including any consideration received in respect of any earn-out or other performance payments, will be valued at fair market value.

“Registration Rights Agreement” means a registration rights agreement substantially in the form attached hereto as Exhibit B.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping or disposing into or migrating or movement through the environment (including into ambient air, indoor air, surface water, groundwater, wetlands, land, soil, sediment or subsurface strata).

“Remediation” means actions taken as required by or to attain compliance with Environmental Law to respond to, remove, remediate, abate, mitigate or monitor or otherwise address the Release (or threatened Release) of Hazardous Materials into or through the environment.

“Representative” means with respect to a Person, such Person’s Affiliates and its and their officers, directors, managers, members, partners, employees, agents, attorneys, advisors, lenders, investors and accountants.

“Return on Invested Capital” means the quotient obtained by dividing (a) the aggregate cash proceeds (after deducting any repayment of debt, applicable Taxes, and transaction fees and expenses payable by Acquiror) actually received by Acquiror or any of its Affiliates or Subsidiaries upon any sale of the Gathering Project Interests by (b) Invested Capital.

“Review Period” has the meaning set forth in Section 2.01(d).

“ROFN Acceptance” has the meaning set forth in Section 8.03(d)(ii).

“ROFN Gathering Project” has the meaning set forth in Section 8.03(d).

“ROFN Notice” has the meaning set forth in Section 8.03(d)(i).

“ROFN Notice Period” has the meaning set forth in Section 8.03(d)(i).

“ROFR Date” has the meaning set forth in Section 8.03(c)(ii).

“ROFR Offer” has the meaning set forth in Section 8.03(c)(ii).

“ROFR Transfer Period” has the meaning set forth in Section 8.03(c)(iii).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means Securities Act of 1933.

“SLAP” means a supplemental listing application filed with the NYSE.

“Specified Representations” has the meaning set forth in Section 6.01(a)(i).

“Straddle Period” has the meaning set forth in Section 7.01(b).

“Subsidiary” means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other Equity Interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers.

“Successful Development” has the meaning set forth in Section 8.03(b)(i).

“Successful Development Notice” has the meaning set forth in Section 8.03(b)(ii).

“Survey” means a survey for the Pawnee Property, dated no earlier than the date on which the Pawnee Terminal is (or was) capable of commencing service under the Throughput Agreements and providing continued service under the Throughput Agreements in compliance therewith, prepared by a licensed surveyor mutually agreed to by Contributors and Acquiror prior to Closing, and conforming to 1999 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, including Table A Items Nos. 1, 2, 3, 4, 6, 7(a), 7(b)(l), 7(c), 8, 9, 10, 11(b), 13, 14, 15 and 16, and certified to Acquiror, Acquiror’s lender and the Title Company, in a form satisfactory to each of such parties.

“Tag-Along Acceptance Notice” has the meaning set forth in Section 8.03(f)(i).

“Tag-Along Notice” has the meaning set forth in Section 8.03(f).

“Tag-Along Notice Period” has the meaning set forth in Section 8.03(f)(i).

“Tag-Along Purchaser” has the meaning set forth in Section 8.03(f).

“Tag-Along Right” has the meaning set forth in Section 8.03(f).

“Tag-Along Sale” has the meaning set forth in Section 8.03(f).

“Taxes” shall mean (a) all applicable federal, state, local or non-U.S. income, margins, capital gains, capital stock, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, service, occupation, payroll, real property, personal property, unclaimed property, escheat, registration, premium, license, windfall profits, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, excise, customs duties, import, severance, stamp, property, or any other taxes of any kind whatsoever imposed by a Governmental Authority having jurisdiction, together with any estimated taxes, deficiency assessments, additions to tax, interest and penalties, whether disputed or otherwise, with respect thereto; (b) any Liability for the payment of any amounts of the type described in (a) as a result of being or having been a member of a consolidated, combined, unitary or aggregate group for any taxable period; and (c) any Liability for the payment of any amounts of the type described in (a) or (b) as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to indemnify, reimburse, or otherwise assume or succeed to the Tax liability of, any other Person.

“Tax Return” shall mean any return, report, election, document, estimated tax filing, declaration, claim for refund, information return or other document required to be prepared or obtained, or to be filed with any Governmental Authority with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Terminal Agreement” has the meaning set forth in Section 8.03(d)(i).

“Terminal Property” means the Buckingham Property and the Pawnee Property.

“Third-Party” means a Person that is not Midstream or a Party to this Agreement.

“Third-Party Claim” means any Claim against any Indemnified Party by a Third-Party.

“Throughput Agreements” means each of the agreements for the facilitation of throughput volumes of crude oil through the Pawnee Terminal, each of which are listed on Schedule 4.09.

“Title Commitments” means a commitment for a title insurance policy for the Terminal Property, together with a copy of all documents referenced therein.

“Title Company” means Commonwealth Land Title Insurance Company.

“Title Policies” means title insurance policies (which may be in the form of a mark-up of a pro forma of the Title Commitments) in accordance with the Title Commitments, insuring Midstream’s fee simple title to the Terminal Property as of the Closing Date, subject only to the Permitted Encumbrances, in such amount as Acquiror reasonably determines to be the value of the Terminal Property insured thereunder.

“Trademark License” has the meaning set forth in Section 8.04.

“Transaction Fees and Expenses” means (i) all fees and expenses (including all professional fees and expenses) incurred by Midstream (or for which Midstream would otherwise be liable) in connection with or related to the transactions contemplated by this Agreement and that are unpaid obligations of Midstream as of Closing, and (ii) all bonuses or other payments to employees, agents and consultants of and to Midstream that become due and payable prior to or as a result of the consummation of the transactions contemplated by this Agreement and that are unpaid obligations of Midstream as of Closing (including the employer portion of any payroll, social security, unemployment or similar Taxes associated with any compensatory payment made in connection with the transactions contemplated under this Agreement).

“Transfer” means, with respect to a Person, a direct or indirect disposition, sale, assignment, transfer, gift, surrender for cancellation, exchange or pledge, or the direct or indirect grant or transfer of any economic interest, security interest, voting power or other Encumbrance, or any other direct or indirect transfer of beneficial interest, whether voluntary or involuntary, by operation of Law or judicial decree and including the direct or indirect disposition, sale, assignment, transfer, gift, surrender for cancellation, exchange or pledge, or the direct or indirect grant or transfer of any economic interest, security interest, voting interest or other Encumbrance or any other direct or indirect transfer of beneficial interest in such Person.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC.

“Transfer Agent Instruction Letter” means the transfer agent instruction letter in substantially the form attached hereto as Exhibit D.

“Transferring Party” has the meaning set forth in Section 8.03(c).

“UET” has the meaning set forth in the recitals.

“UET Parent” means United Energy Trading Corporation.

“UET Sale” means (i) a merger, share exchange, consolidation, recapitalization or similar transaction resulting in more than 50% of the total number of outstanding Equity Interests of UET being beneficially owned after such transaction by any Person or group of Persons (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) other than the Persons who, as of the Closing Date, own beneficially and of record, either directly or indirectly, UET Parent or (b) a sale of all or substantially all of the assets of UET and its Subsidiaries (taken as a whole).

“Wiring Instructions” has the meaning set forth in Section 2.01.

“Work” has the meaning set forth in the Construction Contract.

ARTICLE 2

CONTRIBUTION

Section 2.01 Acquisition Amount Adjustments.

(a) Acquisition Amount. Acquiror agrees to pay to Contributors, in exchange for the conveyance and delivery by Contributors of the Midstream Interests, the Acquisition Amount by delivery of (i) the Partnership Interests and (ii) the Cash Component (as initially calculated pursuant to Section 2.01(b)). The Cash Component shall be delivered to Contributors by wire transfer of immediately available funds, in United States dollars, to such bank account or accounts as set forth in Exhibit E (the “Wiring Instructions”). The Partnership shall cause the Transfer Agent to deliver the Partnership Interests to Contributors in accordance with the Transfer Agent Instruction Letter. The Cash Component shall be allocated among Contributors as set forth in the Wiring Instructions and the Partnership Interests shall be allocated among Contributors as set forth in the Transfer Agent Instruction Letter.

(b) Subject to adjustment as set forth in this Section 2.01, the “Cash Component” shall be calculated as follows:

(i) forty-six million, twenty-two thousand, eight hundred twenty dollars and fifty-six cents ($46,022,820.56); minus

(ii) the Estimated Closing Debt; minus

(iii) the Estimated Transaction Fees and Expenses; minus

(iv) the Pre-Closing Operating Revenue.

(c) Attached as Exhibit F is a statement (the “Estimated Closing Statement”) that sets forth Contributors’ good faith estimate of the Cash Component, including their good faith calculations of (i) the aggregate amount of any Debt of Midstream that is not paid in conjunction with Closing (the “Estimated Closing Debt”), (ii) the aggregate amount of any Transaction Fees and Expenses that will remain unpaid as of Closing (the “Estimated Transaction Fees and Expenses”) and (iii) the forecasted Pre-Closing Operating Revenue (the “Estimated Pre-Closing Operating Revenue”). For purposes of the Estimated Closing Statement and the Final Closing Statement, all calculations shall be made as of 12:01 a.m. (Eastern Time) on the Closing Date.

(d) Within ninety (90) days after the Closing Date, Acquiror shall prepare and deliver to Contributors, in reasonable detail and in accordance with GAAP, a statement (the “Final Closing Statement”) that sets forth Acquiror’s good faith calculation of the Cash

Component, including its good faith calculations of (i) the aggregate amount of any Debt of Midstream that remained unpaid as of the Closing (the “Final Closing Debt”), (ii) the aggregate amount of any Transaction Fees and Expenses that remained unpaid as of the Closing (the “Final Transaction Fees and Expenses”) and (iii) the Pre-Closing Operating Revenues as of the Closing (the “Final Pre-Closing Operating Revenues”), together with such supporting documentation as may be reasonably requested by Contributors. Acquiror’s calculation of the Cash Component shall become final and binding upon Contributors and Acquiror ten (10) days after the Final Closing Statement is delivered to Contributors (the “Review Period”); provided that if Contributors, during the Review Period, provide written notice to Acquiror disputing the Final Closing Debt, the Final Transaction Fees and Expenses, or the Final Pre-Closing Operating Revenue set forth in the Final Closing Statement (the “Protest Letter”), then such disputed items shall not be binding upon Acquiror and Contributors and such dispute shall be resolved pursuant to Section 2.01(e). For purposes of clarity, any items that are not so disputed shall become binding upon Contributors and Acquiror ten (10) days after the Final Closing Statement is delivered to Contributors.

(e) After receipt of a Protest Letter by Acquiror, Contributors and Acquiror shall attempt in good faith to reconcile the specific disputes set forth in the Protest Letter with respect, as applicable, to the Final Closing Debt, the Final Transaction Fees and Expenses, and/or the Final Pre-Closing Operating Revenue. If the Parties are unable to mutually resolve all disputed matters within thirty (30) days after receipt of the Protest Letter by Acquiror, then Ernst & Young LLP (the “Arbiter”) shall be engaged to resolve all remaining items that are in dispute (the “Disputed Amounts”); provided that if Ernst & Young LLP is unwilling or unable to serve as Arbiter, Acquiror and Contributors shall select another nationally recognized accounting firm of comparable stature reasonably acceptable to Acquiror and Contributors. The Arbiter shall (i) be jointly engaged by Acquiror and Contributors; (ii) be provided, within five (5) Business Days of accepting the engagement, with a definitive written statement from each of Acquiror and Contributors of their respective positions; (iii) be granted access to the Books and Records of Midstream; and (iv) have fifteen (15) days following receipt of the definitive written statements to carry out a review and prepare a written statement of its decision regarding the items in dispute. In making its determination regarding the Disputed Amounts, the Arbiter shall only resolve the items in dispute and shall select, with respect to each item in dispute, an amount between or equal to Acquiror’s position as set forth in the Final Closing Statement and Contributors’ position as set forth in the Protest Letter. Absent manifest error, the decision of the Arbiter shall be final and binding upon the Parties. Acquiror shall pay a portion of the fees and expenses of the Arbiter equal to 100% multiplied by a fraction, the numerator of which is the dollar amount of items in dispute submitted to the Arbiter that are resolved in favor of Contributors (that being the difference between the Arbiter’s determination and Acquiror’s determination) and the denominator of which is the total dollar amount of all items in dispute submitted to the Arbiter (that being the difference between Contributors’ determination and Acquiror’s determination). Contributors shall pay the portion of the fees and expenses of the Arbiter that Acquiror is not required to pay hereunder.

(f) Within five (5) Business Days after the later of (i) the expiration of the Review Period and (ii) the final resolution of all disputes under Section 2.01(e), if the Final Closing Debt, the Final Transaction Fees and Expenses, and/or the Final Pre-Closing Operating Revenue (as finally determined pursuant to this Section 2.01) differs from the Estimated Closing

Debt, the Estimated Transaction Fees and Expenses, and/or the Estimated Pre-Closing Revenue, the Cash Component shall be recalculated using the finally determined figures in lieu of such estimated figures, and (1) Acquiror shall pay to Contributors by wire transfer of immediately available funds the amount, if any, by which such re-calculated Cash Component exceeds the Cash Component paid on the Closing Date in accordance with Section 2.01(b) and Section 2.01(c) or (2) Contributors shall pay to Acquiror by wire transfer of immediately available funds the amount, if any, by which the Cash Component paid on the Closing Date in accordance with Section 2.01(b) and Section 2.01(c) exceeds such re-calculated Cash Component.

(g) Contributors shall be solely responsible for all Pre-Closing Operating Costs. From and after the Closing Date, if Midstream or Acquiror receives any invoice or demand for payment in respect of any Pre-Closing Operating Costs, then UET shall promptly pay (or, if paid by Midstream, reimburse Midstream for) such Pre-Closing Operating Costs following receipt of such invoice or other document evidencing such Cost.

(h) Prior to the Closing Date, Contributors shall cause Midstream to remit to Contributors the aggregate amount of all cash held by Midstream in any bank account in the name of Midstream. From and after the Closing Date, if Midstream or Acquiror receives any payment in respect of any Pre-Closing Operating Revenue, Acquiror shall, promptly following receipt thereof, remit to UET or its designee in cash, by wire transfer of immediately available funds to the account specified in the Wiring Instructions, an amount equal to the payment in respect of such Pre-Closing Operating Revenues.

Section 2.02 Acquiror Deliverables. At Closing, Acquiror shall deliver (or cause to be delivered) to UET:

(a) a counterpart duly executed by Acquiror of an assignment in the form of Exhibit A evidencing the assignment and transfer to Acquiror of the Midstream Interests;

(b) evidence from the Transfer Agent that the Partnership Interests have been credited to book-entry accounts maintained by the Transfer Agent;

(c) the Transfer Agent Instruction Letter duly executed by the Partnership and the Transfer Agent;

(d) the SLAP duly executed by the Partnership and an authorized official of the NYSE;

(e) a certificate, dated the Closing Date and signed by an authorized Person of Acquiror, certifying as to the completeness and correctness of attached copies of (i) Acquiror’s Charter Documents (including amendments thereto), (ii) resolutions of Acquiror approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) the incumbency and signatures of the signatories of Acquiror executing this Agreement and any other certificate or document delivered in connection herewith;

(f) a certificate by the applicable Secretary of State, dated no earlier than fifteen (15) days prior to the Closing Date, as to the good standing (or its equivalent) of Acquiror in its jurisdiction of formation;

(g) the Registration Rights Agreement duly executed by Acquiror; and

(h) all authorizations, consents and approvals required to be obtained by Acquiror set forth in Schedule 2.02(h), in each case, which shall be in full force and effect.

Section 2.03 Contributor Deliverables. At Closing, Contributors shall deliver (or cause to be delivered) to Acquiror:

(a) a counterpart duly executed by each Contributor of an assignment in the form of Exhibit A evidencing the assignment and transfer to Acquiror of the Midstream Interests;

(b) any certificates or other instruments evidencing the Midstream Interests (duly endorsed in blank or accompanied by separate transfer powers or other instruments of transfer duly executed in blank for transfer of the Midstream Interests to Acquiror), to the extent such certificates or other instruments have been issued by Midstream;

(c) a certificate by the applicable Secretary of State, dated no earlier than fifteen (15) days prior to the Closing Date, as to the good standing (or its equivalent) of such Contributor in its jurisdiction of incorporation;

(d) a certificate, dated the Closing Date and signed by an authorized Person of each Contributor, certifying as to the completeness and correctness of attached copies of (i) such Contributor’s Charter Documents (including amendments thereto) and Midstream’s Charter Documents, (ii) resolutions of such Contributor approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) the incumbency and signatures of the signatories of such Contributor executing this Agreement and any other certificate or document delivered in connection herewith;

(e) written resignations of all managers, directors and officers of Midstream (effective as of the Closing Date);

(f) fully executed copies of the Material Contracts;

(g) the Books and Records of Midstream;

(h) customary payoff letters in respect of any Debt outstanding under the Construction Loan Agreement and copies of corresponding lien releases to be filed at or in connection with the execution of this Agreement;

(i) a certificate of non-foreign status of each Contributor pursuant to Section 1445 of the Code and Sections 1.1445-2(b) and (c) of the treasury regulations thereunder, in form and substance reasonably satisfactory to Acquiror, and duly executed by each Contributor;

(j) the Registration Rights Agreement duly executed by each Contributor;

(k) the Contributor Parent Guaranty;

(l) all authorizations, consents and approvals required to be obtained by Contributors set forth in Schedule 2.03(l), in each case, which shall be in full force and effect;

(m) the Title Commitments and Title Policies; and

(n) the Survey.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS

Contributors, jointly and severally, hereby represent and warrant to Acquiror as of the date hereof as follows:

Section 3.01 Due Organization and Status. Such Contributor is (a) a limited liability company, duly organized, validly existing and in good standing in the jurisdiction of its formation, and (b) duly authorized, qualified or licensed to conduct its business and is in good standing (or its equivalent) under the Laws of each other jurisdiction where such authorization, qualification or license is necessary for the performance of this Agreement.

Section 3.02 Authority. Such Contributor has the power and limited liability company authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement (and any other document delivered in connection herewith) by such Contributor and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Contributor, and no other proceedings or actions on the part of such Contributor are necessary to authorize the execution, delivery and performance of this Agreement (or any other document delivered in connection herewith), the performance of such Contributor’s obligations hereunder or the consummation by such Contributor of the transactions contemplated hereby.

Section 3.03 Enforceability. This Agreement and any other document delivered in connection herewith (assuming due authorization, execution and delivery by Acquiror) constitutes a legal, valid and binding obligation of such Contributor enforceable against such Contributor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (whether considered in a proceeding at law or in equity).

Section 3.04 Non-Contravention; Governmental Approvals. Other than as set forth on Schedule 3.04, the execution and delivery of this Agreement by such Contributor does not, and the consummation of the transactions contemplated hereby will not (a) conflict with, or result in a violation or default under, any provision of such Contributor’s Charter Documents, (b) conflict with, or result in a violation or default under, any provision of any material agreement, instrument, Law, ordinance, regulation, Governmental Order, award, judgment or decree to which it is a party or by which it is bound, (c) require any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority (other than those that have already been made or obtained, as applicable) or (d) result in the imposition or creation of any Encumbrance on such Contributor’s Midstream Interests.

Section 3.05 Third Parties. Other than as set forth on Schedule 3.05, neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations of notification to, waiver by or consent of any Third Parties.

Section 3.06 Ownership; Transactions in Equity Securities. Contributors own the Midstream Interests, free and clear of all Encumbrances (other than restrictions under applicable federal and state securities laws). The Midstream Interests constitute all of the Equity Interests in Midstream. There are no outstanding or authorized Equity Interests of any character relating to the Midstream Interests or obligating any Contributor to sell or contribute any Midstream Interests (other than this Agreement).

Section 3.07 Claims. As of the Closing Date, there are no Claims pending, or threatened for which any Contributor has served or received written notice, by or against any Contributor before any Governmental Authority affecting the Midstream Interests or challenging the validity or propriety of the transactions contemplated hereby or that seeks to enjoin, prevent or otherwise delay the transactions contemplated hereby.

Section 3.08 Brokers; Finders Fees. No broker, finder or other Person is entitled to any brokerage fees, commissions, or finder’s fees in connection with the transactions contemplated by this Agreement by reason of any action taken by Contributors or their Affiliates.

Section 3.09 Purchase for Investment. Each Contributor is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act. Each Contributor acknowledges that the Partnership Interests are not registered under the Securities Act or under any state or foreign securities laws, are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Partnership in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, each Contributor represents that it is knowledgeable with respect to Rule 144 promulgated under the Securities Act. Each Contributor represents that it is not an underwriter, as such term is defined under the Securities Act, and is purchasing the Partnership Interests solely for investment, with no intention to distribute any of the Partnership Interests to any Person, and Contributors will not sell, transfer or otherwise dispose of the Partnership Interests except in compliance with this Agreement, the limited partnership agreement of the Partnership, as in effect from time to time, the registration requirements or exemption provisions under the Securities Act and the rules promulgated thereunder, and any other applicable securities laws. Contributors have received all materials relating to the business, finances and operations of the Partnership and materials relating to the offer and sale of the Partnership Interests which have been requested by the Contributors. Contributors have been afforded ample opportunity to ask questions of, and have received answers from, the Partnership regarding the Partnership and the transactions contemplated by the offer and sale of the Partnership Interests as contemplated by this Agreement. Contributors have sought such legal, accounting and tax advice as they have considered necessary to make an informed investment decision with respect to their acquisition of the Partnership Interests and otherwise with respect to the transactions contemplated by this Agreement. Contributors acknowledge that the acquisition of the Partnership Interests involves substantial risk, and that each Contributor can bear the economic risk of its investment and that it has such knowledge and experience in financial or business matters that such Contributor is capable of evaluating the merits and risks of its investment in the Partnership Interests.

Section 3.10 Non-Reliance. Each Contributor has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Partnership, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Partnership for such purpose. Each Contributor acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Contributor has relied solely upon its own investigation and the express representations and warranties of Acquiror and the Partnership set forth in Article 5 of this Agreement (including the related portions of the schedules hereto); and (b) neither Acquiror nor any other Person has made any representation or warranty as to Acquiror or any other Person or this Agreement, except as expressly set forth in Article 5 of this Agreement.

Section 3.11 Legend. Each Contributor understands that the book-entry account maintained by the transfer agent evidencing ownership of the Partnership Interests will bear the legend or restrictive notation required by the Partnership Agreement as well as the following legend or restrictive notation:

“These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and, in the case of a transaction exempt from registration, such securities may only be transferred if the transfer agent for such securities has received documentation satisfactory to it that such transaction does not require registration under the Securities Act. These securities are also subject to certain restrictions on the sale, transfer, pledge or other disposition thereof as set forth in Section 8.01 of that certain Contribution Agreement, dated as of July 14, 2015, by and among United Energy Trading, LLC, Hawkeye Midstream, LLC, Arc Terminals Holdings LLC and Arc Logistics Partners LP.”

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING MIDSTREAM

Contributors, jointly and severally, hereby represent and warrant to Acquiror as of the date hereof as follows:

Section 4.01 Due Organization and Status. Midstream is (i) a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of North Dakota, and (ii) duly authorized, qualified or licensed to conduct its business as it is now being conducted and is in good standing (or its equivalent) under the Laws of each other jurisdiction where the ownership of its property or the character of its activities is such as to require such authorization, qualification or license and necessary for the performance of this Agreement. Midstream has the limited liability company power and authority to own, operate and lease all of its properties, rights and assets and to conduct its business as it is now being conducted. The copies of Midstream’s Charter Documents, as in effect as of the Closing Date, previously made available in the Data Room by UET to Acquiror are true, correct and complete.

Section 4.02 Capitalization.

(a) The legal name, place of organization and all of the outstanding Equity Interests of Midstream as of the Closing Date are accurately and completely set forth on Schedule 4.02. Midstream does not own any direct or indirect Equity Interests or voting right or interest in any other Person or any Equity Interests issued by any other Person. Other than as set forth on Schedule 4.02, (i) there are no Equity Interests in or issued by Midstream and (ii) the Midstream Interests (A) were duly authorized, validly issued and are fully paid and nonassessable, (B) are not subject to, and were not issued in violation of, any Equity Interests and (C) are, subject to the representations and warranties of Acquiror in Section 5.01(h), offered and sold hereunder in compliance with applicable Law, including federal and state securities laws, and all requirements set forth in the Charter Documents. Acquiror shall receive good and valid title to the Midstream Interests, free and clear of all Encumbrances (other than restrictions arising under applicable federal and state securities laws).

(b) Except as set forth on Schedule 4.02, there are no (i) voting trusts, proxies, equityholder Contracts or other similar Contracts to which Midstream is a party or to which Midstream is bound with respect to the voting or transfer of any Equity Interests of Midstream, (ii) obligations or commitments restricting the transfer of, or requiring the registration for sale of, any Equity Interests of Midstream, or (iii) obligations or commitments of Midstream to repurchase, redeem or otherwise acquire any Equity Interests or make payments in respect of any Equity Interests, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 4.03 Financial Statements.

(a) Attached as Schedule 4.03 are true, correct and accurate copies of the unaudited balance sheet of Midstream as of April 30, 2015 (such date, the “Balance Sheet Date”) and related profits and loss statements of Midstream for the ten (10) months then ended (collectively, the “Financial Statements”).

(b) Each of the Financial Statements is prepared from the Books and Records, and presents fairly in all material respects (subject to typical, recurring year-end adjustments, the effect of which would not reasonably be expected to be material individually or in the aggregate, and the absence of footnotes) the financial position of Midstream, at the respective dates set forth therein and for the respective periods covered thereby, and the results of the operations and cash flows of Midstream, at the respective dates set forth therein and for the respective periods covered thereby, in accordance with GAAP through the periods indicated. Since the Balance Sheet Date, no Material Adverse Effect has occurred.

(c) Except as set forth on Schedule 4.03, the Financial Statements reflect all of the Project Assets.

(d) Schedule 4.03(d) lists the names and locations of each bank in which Midstream has an account and the account numbers and authorized signatories of such accounts.

Section 4.04 Third-Parties. Other than as set forth on Schedule 4.04, neither the execution, delivery and performance of this Agreement nor the consummation by Contributors of the transactions that are the subject of this Agreement will require any consent, waiver, notification or other material action by any Person under any Contract or in respect of any Law.

Section 4.05 Governmental Approvals. Other than as set forth on Schedule 4.05, the execution, delivery and performance of this Agreement by Contributors does not, and the consummation of the transactions contemplated hereby will not (a) conflict with, or result in a violation or default under, any provision of Midstream’s Charter Documents, (b) conflict with, or result in a violation or default under, or create in any party the right to accelerate, terminate, cancel or materially modify, any provision of any Contract or instrument, to which it is a party or by which it is bound, (c) conflict with, or result in a violation or default under, any Law, (d) require any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority, (e) result in the imposition or creation of any Encumbrance on the rights or assets of Midstream, (f) constitute an event which, after notice or lapse of time or both, would result in any of the foregoing (a)-(f), or (g) result in a violation or revocation of any Permit.

Section 4.06 Claims. Except as disclosed on Schedule 4.06, there are, and since the Formation Date, there have been, no Claims pending, or, to the Knowledge of Contributors, threatened in writing by or against Midstream or any Project Assets or its managers, officers or members in their capacity as such.

Section 4.07 Orders. There are no (a) outstanding Governmental Orders against Midstream that provide for injunctive relief and (b) unsatisfied judgments, penalties or awards against or otherwise affecting Midstream or any Project Asset.

Section 4.08 Compliance with Laws. Midstream is and has been since the Formation Date in material compliance with applicable Laws. Since the Formation Date and except as set forth on Schedule 4.08, no Contributor nor any of their respective Affiliates (including Midstream) has received written notice, charge, claim or assertion alleging any violation of Law with respect to Midstream, the Pawnee Terminal, the Terminal Property or any other material Project Asset, and to the Knowledge of Contributors, no charge, claim or assertion alleging any violation of Law by Midstream is currently threatened against Midstream.

Section 4.09 Material Contracts. Schedule 4.09 sets forth a true, correct and complete list of all the Contracts of Midstream described in the following clauses (a)-(o) of this Section 4.09 to which, as of the Closing Date, Midstream is a party (together with all material amendments, waivers or other changes thereto) (collectively, the “Material Contracts”):

(a) any Contract for the storage of liquid petroleum products that provides for the future payment by or to Midstream of more than $100,000 per annum;

(b) any Contract for the supply of goods or services to Midstream that provides for future payments by or to Midstream (i) relating to the construction of the Pawnee Terminal or (ii) if not related to the construction of the Pawnee Terminal, of more than $100,000 per annum;

(c) any Contract or group of related Contracts with the same party for the sale or purchase of any goods or services (excluding the Contracts disclosed pursuant to the preceding clauses (i) and (ii)) that provides for the future payment by or to Midstream of more than $100,000 per annum;

(d) any Contract that grants to any Person a right to purchase any assets, business or Equity Interests of any Person (including Midstream);

(e) any Contract that imposes exclusivity obligations upon Midstream or contains covenants that limit or purport to limit the ability of Midstream to engage in any line of business or compete with any Person in any geographic area;

(f) any commitment to make any capital expenditure or to purchase a capital asset in excess of $100,000 individually or related commitments of $100,000 in the aggregate;

(g) any Contract entered into or assumed by Midstream providing for indemnification of any Person;

(h) any Contract which relates to Debt under which Midstream has outstanding obligations or under which an Encumbrance on the Project Assets is imposed;

(i) any Contract granting any customer a right to “most favored nation” pricing terms;

(j) any Contract to enter into any agreement for the sale or lease of any real property;

(k) any Contract concerning or consisting of a partnership, joint venture, joint operating or similar agreement or arrangement;

(l) any Contract relating to futures, hedges, swaps, collars, puts, calls, floors, caps, options or other Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including hydrocarbons;

(m) any Contract related to Intellectual Property Rights, including licenses, co-development agreements, and any other agreement whereby Midstream’s ability to use, enforce, or disclose Intellectual Property Rights is affected;

(n) any Contract under which Midstream has directly or indirectly guaranteed any Liabilities or obligations of a Third Party; and

(o) without duplication of any Contract described in the foregoing clauses (a) through (n), any other Contract to which Midstream is a party or to which any Project Asset is bound that would be material to Midstream or to the business thereof in the manner expected to be operated as of the Closing Date.

Other than as scheduled on Schedule 4.09, there are no contracts to which Midstream is a party that (i) are required to operate Midstream in the ordinary course or (ii) a default under or termination of which would have a material and adverse effect on Midstream. Contributors have made available to Acquiror in the Data Room a correct and complete fully executed copy of each Material Contract (including all amendments thereto). All Material Contracts, together with all other Contracts to which Midstream is a party or by which it or its assets are bound (collectively, the “Midstream Contracts”), are in full force and effect and represent the legal, valid and binding obligations of Midstream and no breach or default by Midstream, or to the Knowledge of Contributors, by the other party to any Midstream Contract, has occurred, and no such event has occurred which individually or in the aggregate with other events, that with or without notice or the passage of time, or both, would reasonably be expected to become a breach of, or default under, any such Midstream Contract. No Contributor nor Midstream has received any written notice of, nor has any reason to believe that there exists, any default under, or breach of, any Midstream Contract that has not been cured, nor has it received any termination notice with respect thereto. Midstream and, to the Knowledge of Contributors, each Person other than Midstream that has any obligation or Liability under any Midstream Contract are in compliance with all applicable terms and requirements of such agreement. Other than with respect to certain change orders under the Construction Contract, there are no renegotiations of or attempts to renegotiate any amounts paid or payable to or by Midstream under any Midstream Contract and no Person has made written demand for such negotiation. Midstream has not waived any material claims or rights under any Midstream Contract.

Section 4.10 Real Property.

(a) Schedule 4.10 sets forth a true and correct description of the Terminal Property. All amounts due and payable by Midstream under any leases, easement agreements and other agreements have been paid or are due and payable but not yet delinquent.

(b) Midstream has good and marketable fee title to the Terminal Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(c) Other than as set forth in Schedule 4.10(c), there are no leases, subleases, licenses or other occupancy agreements relating to the Terminal Property with respect to which Midstream is lessor, sublessor, licensor or the like, and no Third-Party is in possession of any of the Terminal Property nor has any rights of possession of any of the Terminal Property.

(d) All Taxes owed by Midstream with respect to the Terminal Property have been timely paid, and Midstream is not currently the beneficiary of any extension of time within which to pay any Taxes related to the Terminal Property. Midstream has not received written notice of, nor to the Knowledge of Contributors is there any violation of any applicable zoning ordinance or other Law, regulation or requirement relating to the development or operation of the Terminal Property from any Governmental Authority. Midstream has not received written notice of, nor to the Knowledge of Contributors are there, any actions, suits or proceedings (including condemnation proceedings) pending, or to the Knowledge of Contributors, threatened, against any portion of the Terminal Property. To the Knowledge of Contributors, no improvements have been made or authorized by any applicable Governmental Authority which will or could result in Midstream being liable (in whole or in part) for any special Taxes or charges against any of the Terminal Property. Midstream has not received written notice of any special assessments affecting any of the Terminal Property for which Midstream is liable (in whole or in part).

(e) None of the plants, buildings, structures, improvements, appurtenances, fixtures, equipment and other tangible Personal property forming part of the Terminal Property, or the operation or maintenance thereof, violates any restrictive covenant or encroaches on any property owned by others or infringes upon the provisions of any easements or rights of way registered against or otherwise affecting the Terminal Property.

(f) Midstream has no leasehold or subleasehold estates or any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property other than with the Terminal Property and the Pawnee Terminal.

(g) The Terminal Property comprises all of the real property used or intended to be used in, or otherwise related to, Midstream’s business.

(h) Other than the right of Acquiror pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Terminal Property or any portion thereof or interest therein.

Section 4.11 Environmental Matters. Except as provided in Schedule 4.11:

(a) Midstream is and has been since the Formation Date in compliance in all material respects with all Environmental Laws.

(b) None of Contributors nor Midstream have received any written or, to the Knowledge of Contributors, oral notice of any Claim alleging that Midstream or its assets, business or operations is in material violation of or alleged to be in material violation of, or is subject to any material Liability arising under, any Environmental Law and no Order, judgment, injunction, consent agreement, decree, proceeding or, to the Knowledge of Contributors, investigation arising under Environmental Law is pending as to Midstream or the Terminal Property.

(c) There has been no Release, treatment, storage, disposal, arrangement for disposal, transport, handling of or exposure of any Person to any Hazardous Material by Midstream in violation of or so as to give rise to any Liability arising under Environmental Laws and Midstream is not subject to or responsible or liable for any Remediation under Environmental Laws.

(d) No Hazardous Materials have been used, stored, disposed of or Released (and to the Knowledge of Contributors no Release is currently threatened) on the Terminal Property by Midstream or any other Person, except in compliance with and so has not given rise to any Liability arising under Environmental Laws.

(e) Midstream has not received any written information request or notice of potentially responsible party status regarding any location at which any Hazardous Material for which Midstream (or any other Person on behalf of Midstream) arranged for disposal, have come to be located or disposed.

(f) Midstream (i) has obtained all Permits required under applicable Environmental Laws for the ownership or operation of its assets and business, including for the construction, ownership and operation of the Pawnee Terminal, (including, without limitation, all Permits necessary for operating its business in the manner sufficient to perform its obligations under the Throughput Agreements and otherwise operate the business as currently conducted) and each such Permit is either in full force and effect or remains effective as a result of the timely filing of a renewal application, other than, in each case, any such Permit which, if not obtained or in full force and effect, would not prevent Midstream from operating its business in the manner sufficient to perform its obligations under the Throughput Agreements and otherwise operate the business as currently conducted and (ii) is and has been operating in compliance in all material respects with all terms, conditions and obligations imposed by such Permits.

(g) Midstream has not assumed, undertaken, become subject to or provided an indemnity with respect to any material liability, including without limitation any material investigative, corrective or remedial obligation, of any other Person relating to Environmental Laws.

(h) Contributors and Midstream have furnished to Acquiror true and correct copies of all environmental audits, assessments and reports and all other documents materially bearing on environmental, health or safety Liabilities relating to the past or current operations, properties or facilities of Midstream or its predecessors or Affiliates (including without limitation the Terminal Property), in each case which are in their possession or under their reasonable control.

(i) The representations and warranties set forth in Section 4.03 and this Section 4.11 are the Contributors’ sole and exclusive representations and warranties regarding environmental matters of Midstream.

Section 4.12 Insurance. Part I of Schedule 4.12 sets forth a list of all insurance policies owned or beneficially held by Midstream, any Contributor or any Affiliate of any Contributor with respect to Midstream, or any Project Assets, including the name of the insurer, the name of the policyholder, and the amount of coverage. Except as set forth on Part II of Schedule 4.12, (a) no Contributor nor any of their Affiliates (including Midstream) has, within the last three (3) years, received any written notice from the insurer under any insurance policy listed on Part I of Schedule 4.12 disclaiming coverage, reserving rights with respect to a particular Claim or such policy in general, canceling or materially amending any such policy, or claiming any material default under any such policy, (b) within the last three (3) years, no Claim has been made or remains outstanding under any of the insurance policies listed on Part I of Schedule 4.12 with respect to Midstream, the Terminal Property or the construction of the Pawnee Terminal, (c) to the Knowledge of Contributors, Midstream has not suffered any Losses that could reasonably be expected to give rise to any such Claims, and (d) all premiums due and payable for such insurance policies have been duly paid.

Section 4.13 Intellectual Property. Except as set forth on Schedule 4.13, Midstream possesses or has adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights (collectively, “Intellectual Property Rights”) necessary for Midstream to construct the Pawnee Terminal, comply with the Material Contracts and operate in the ordinary course of business. Except as set forth on Schedule 4.13, there is no (a) infringement or claimed infringement by Midstream of any patent, trademark, service mark or copyright of any Person by Midstream or (b) infringement of any patent, trademark, service mark or copyright owned by or under license to Midstream by any Person.

Section 4.14 Permits. Midstream has, and is in compliance with, all Permits necessary to construct the Pawnee Terminal, comply with the Material Contracts and to own, operate and maintain the Project Assets and to conduct its business as conducted as of the date hereof, and each such Permit is in full force and effect. The consummation of the transactions contemplated by this Agreement and the documents related hereto will not, and there are no Claims pending or, to the Knowledge of Contributors, threatened, that would reasonably be expected to, result in the revocation or termination of any such Permit. Notwithstanding anything to the contrary in this Section 4.14, Contributors are not making any representation or warranty in this Section 4.14 with respect to Permits required under any Environmental Law, which Permits are instead addressed in Section 4.11.

Section 4.15 Employees and Employee Benefits.

(a) Schedule 4.15 sets out a complete listing of all Business Employees (the “Business Employee List”) and also lists the following information in respect of each Business Employee:

(i) the Business Employee’s name, employer, position, title, date of hire and work location;

(ii) the Business Employee’s status (i.e., full time, part time, temporary, casual, seasonal);

(iii) the Business Employee’s (A) employer, (B) salary and (C) target incentive compensation opportunity for 2015, if any;

(iv) the Business Employee’s accrued vacation and other accrued paid time off, in each case, that has not been paid;

(v) the Benefit Plans in which the Business Employee participates (including a designation as to which are Contributor Benefit Plans);

(vi) the type of work visa or work Permit (if any) applicable to the Business Employee; and

(vii) whether the Business Employee is on leave of absence and in the case of a Business Employee on leave of absence, the current expected return-to-work date if known by a Contributor or Midstream.

(b) Midstream has not made any Contract with any labor union or made commitments to or conducted negotiations with any labor union with respect to any future agreements, and, to the Knowledge of Contributors, no labor union is engaged in any formal procedure to organize the Business Employees for the purpose of collective bargaining. There is no strike, material labor dispute, lockout or stoppage pending or, to the Knowledge of Contributors, threatened against any of Contributor, Midstream or any of their respective Affiliates involving Business Employees and there has been no such strike, labor dispute, slowdown, work slowdown or stoppage within the last three (3) years.

(c) Each Contributor, Midstream and their respective Affiliates have complied with all applicable employment Laws concerning Midstream and the employment of Business Employees (including, as applicable, the United States Labor Management Relations Act, the United States National Labor Relations Act, Title VII of the United States Civil Rights Act, the United States Age Discrimination in Employment Act, the United States Family and Medical Leave Act and the United States Fair Labor Standards Act).

(d) Except as set forth on Schedule 4.15(d), during the past six (6) years, Midstream has not contributed to, or been obligated to contribute to, any Benefit Plan, and at no time during the past six years has Midstream served as the “plan sponsor” or “administrator” (within the meaning of Section 3(16) of ERISA) of or for any Benefit Plan.

(e) There does not exist any circumstance that could result in Liability or obligation to Midstream (including on account of an ERISA Affiliate), Acquiror or any of its Affiliates for any Taxes or other Liabilities or obligations relating to any Contributor Benefit Plan or for any “controlled group liability.” As used in the preceding sentences, the term “controlled group liability” means any and all Liabilities or obligations (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code or (iv) as a result of the failure to comply with the continuation of coverage requirements of COBRA.

(f) None of Midstream, nor any Contributor nor any of their ERISA Affiliates have within the last six (6) years had an obligation to contribute to, or had any Liability or obligation, including any contingent Liability or obligation, with respect to, a “defined benefit plan,” as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or a “multiemployer plan,” as defined in Section 3(37) of ERISA. No Benefit Plan provides to any Business Employee (or their spouses or dependents), nor has Contributor, Midstream or any of their respective ERISA Affiliates promised to provide to any Business Employee (or their spouses or dependents), post-employment or retiree health or life insurance benefits (other than health continuation coverage required by COBRA for which the covered individual pays the full cost of coverage).

(g) All accrued obligations of Midstream, whether arising by operation of applicable Law, contract or the terms of any Benefit Plan, for compensation and benefits, including but not limited to, bonuses, accrued vacation and paid leave and benefits or premium payments under or with respect to Benefit Plans, and for related Taxes and other obligations to any Governmental Authority with respect to such compensation and benefits, have been paid or adequate accruals for such obligations are reflected on the Financial Statements.

(h) Each Benefit Plan covering a Business Employee (and each related trust, insurance contract or fund) has been established, maintained, funded and administered in all material respects in accordance with its terms and all applicable requirements of ERISA, the Code and other applicable Laws. Each Benefit Plan covering a Business Employee that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a recent determination from the Internal Revenue Service that such Benefit Plan is so qualified, and nothing has occurred since the date of such determination that would adversely affect the qualification of such Benefit Plan.

(i) Except as set forth on Schedule 4.15(i), (A) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with another event, will entitle any Business Employee (or former employee working in the Business), director or individual service provider of Midstream to payment, or accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such individual, (B) no amount that could be received (whether in cash or property or the vesting of property), as a result of the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, by any Business Employee (or former employee working in the Business), director or individual service provider of Midstream Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code, and (C) neither Contributors nor Midstream nor any of their respective Affiliates has any indemnity obligation any Taxes imposed on Business Employees under Section 4999 or 409A of the Code.

(j) The representations and warranties set forth in Section 4.03 and this Section 4.15 are the Contributors’ sole and exclusive representations and warranties regarding employee benefits matters of the Company.

Section 4.16 Tax Representations. Except as set forth on Schedule 4.16:

(a) all Tax Returns required to be filed on or prior to the Closing Date by, or (for Taxable periods when Midstream was a disregarded entity for U.S. federal income tax purposes) with respect to, Midstream have been timely filed, all such Tax Returns were correct and complete in all material respects, and all Taxes due and payable by, or (for Taxable periods when Midstream was a disregarded entity for U.S. federal income tax purposes) with respect to, Midstream have been paid. Midstream currently is not the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Midstream;

(b) there is no Claim or adjustment pending, and no written assessment has been proposed, by any Governmental Authority in connection with any Tax relating to Midstream; no Tax Returns relating to Midstream are under audit, examination, written inquiry or other proceeding by any Governmental Authority, and Midstream has not received any notice from any Governmental Authority indicating an intent to open an audit or other review;

(c) there are no agreements or waivers currently in effect (and none have been requested or proposed) that provide for an extension of time with respect to the filing of any Tax Return, or a waiver or extension of any statute of limitations regarding the assessment or collection of any Tax, relating to Midstream;

(d) Midstream is not party to any Tax allocation, indemnification or sharing arrangement;

(e) no claim has ever been made in a jurisdiction where Tax Returns or Taxes relating to Midstream have not been filed or paid to the effect that Midstream may be subject to taxation by that jurisdiction or that Tax Returns or Taxes relating to Midstream are required to be filed or paid;

(f) Midstream has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third-Party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed;

(g) Midstream (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return, and (B) does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. Neither Acquiror nor Midstream will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting by Midstream for a taxable period ending on or prior to the Closing Date under a provision of state or local income Tax law, (B) closing agreement under a provision of state or local income Tax law to which Midstream is a party, or (C) prepaid amount received by Midstream on or prior to the Closing Date;

(h) Midstream has been treated as a partnership for income Tax purposes at all times since November 4, 2014, and no election has been made, or will be made, to treat Midstream as a corporation for income Tax purposes. Midstream is on the accrual method of accounting for income Tax purposes; and

(i) Midstream is not, and has not been, a party to any “listed transaction” or “reportable transaction,” as defined in Code Section 6707A(c) and Treas. Reg. Section 1.6011-4(b).

(j) The representations and warranties set forth in Section 4.03, Section 4.15 and this Section 4.16 are the Contributors’ sole and exclusive representations and warranties regarding Tax matters of the Company.

Section 4.17 Condition of Assets and Equipment.

(a) Except for Permitted Encumbrances, Midstream owns, and has sole, exclusive, good, valid and marketable title to all Project Assets. At Closing, Midstream will have legal, exclusive, good, valid and marketable title to all Project Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) To Knowledge of Contributors, the Work performed under the Construction Contract is free of defects in material and workmanship and conforms to the Construction Contract requirements.

(c) All Project Assets (other than Project Assets that were acquired by Midstream in connection with the performance of the Work by the Contractor) owned by or leased to Midstream (i) are, to the Knowledge of Contributors, structurally sound and free of defects and deficiencies (whether in design or construction or otherwise), (ii) are in good condition and repair (ordinary wear and tear excepted) and (iii) comply in all material respects with, and are being operated and being used in material compliance with, all applicable Laws.

Section 4.18 Indebtedness; Construction Costs. Other than Debt that was deducted, if at all, from the Cash Component pursuant to Section 2.01(c) and after giving effect to the Closing and the pay off by the Contributors of the existing Debt in the amount(s) set forth in the payoff letters delivered pursuant to Section 2.03(h), Midstream does not have any Debt. All of the Construction Costs listed on Schedule 1.01(a) represent all of the Construction Costs that have been paid by Midstream or the Contributors or their Affiliates as of the Closing Date. Schedule 1.01(a) also sets out opposite the Contractor’s name the aggregate amount of all Construction Costs paid to the Contractor as of the Closing Date. There are no outstanding invoices that remain unpaid as of the Closing and that relate to the construction of the Pawnee Terminal other than (i) in the case of the Construction Contract, as set forth on Schedule 4.18(a), and (ii) in the case of any other Contract with any other Third Party vendor to which Midstream or the Contributors or their Affiliates are a party as of the Closing Date, as set forth on Schedule 4.18(b).

Section 4.19 Absence of Undisclosed Liabilities. Midstream has no Liabilities other than:

(a) Liabilities that are adequately reflected or reserved against in the Financial Statements;

(b) Liabilities incurred in the ordinary course of business since the Balance Sheet Date (none of which is a Liability for breach of Contract, breach of warranty, tort, infringement, violation of Law or a Claim), including Liabilities pursuant to any unpaid Construction Cost;

(c) Liabilities under the Material Contracts (none of which is a Liability for breach of Contract);

(d) Liabilities arising under the terms of this Agreement; or

(e) Liabilities in respect of Permitted Encumbrances or the requirements of applicable Laws (excluding any violation thereof).

Section 4.20 Affiliate Transactions. Except as set forth on Schedule 4.20, (a) there are no outstanding payables, receivables, loans, advances or other similar accounts between Midstream, on the one hand, and any of its members, managers, officers, employees or other Affiliates, or any Contributor or any of its stockholders, officers, employees or other

Affiliates, on the other hand; (b) no partner, officer, employee or other Affiliate of Midstream possesses, directly or indirectly, any ownership interest in, or is a manager, director, officer, employee, stockholder, member, partner or Affiliate of, any Person which is a vendor, supplier, customer, lessor, lessee, licensor, developer, competitor of Midstream; and (c) no Contributor, nor any of their respective Affiliates (other than Midstream) or any of their respective partners, managers, members, stockholders, officers or employees has any interest in any Project Assets, including, without limitation, property or assets, real or Personal, tangible or intangible, used in or pertaining to the Pawnee Terminal.

Section 4.21 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth on Schedule 4.21, since December 31, 2014: (a) Midstream has operated in the ordinary course of business in all material respects and (b) there has not been any event, effect occurrence, fact, circumstance, development or change that has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 4.22 No Rate Adjustments. No customer of Midstream that is a party to a Contract as of the Closing Date relating to the throughput or storage (or both) of crude oil or other petroleum product has the right or shall have the right to reduce the rate or fee (including any throughput rate or storage rate) payable by such customer under such Material Contract (as in effect on the Closing Date and without giving effect to any amendment or modification thereto or supplement thereof at any time after the Closing Date) on account of whether the amount of capital expenditures in constructing the Pawnee Terminal are less than a target cost (whosoever determined, including based on any per barrel equivalent cost).

Section 4.23 No Other Representations and Warranties. Except for the representations and warranties of Contributors contained in Article 3 and Article 4 (including the related portions of the schedules hereto), no Contributor nor Midstream or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of such Contributor or Midstream or otherwise, including any representation or warranty as to the accuracy or completeness of any information regarding Midstream furnished or made available to Acquiror and its Representatives or as to the future revenue, profitability or success of Midstream, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND THE PARTNERSHIP

Section 5.01 Representations and Warranties of Acquiror. Acquiror hereby represents and warrants to each Contributor as of the date hereof as follows:

(a) Due Organization and Status. It is (a) a limited liability company, duly organized, validly existing and in good standing under the Laws of Delaware and (b) duly authorized, qualified or licensed to conduct its business and is in good standing (or its equivalent) under the Laws of each other jurisdiction where such authorization, qualification or license is necessary for the performance of this Agreement.

(b) Authority. It has the power and due authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement (and any other document delivered in connection herewith) by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Acquiror, and no other proceedings or actions on the part of Acquiror are necessary to authorize the execution and delivery of this Agreement (or any other document to which Acquiror is a party delivered in connection herewith), the performance of Acquiror’s obligations hereunder or the consummation by Acquiror of the transactions contemplated hereby.

(c) Enforceability. This Agreement and any other document delivered in connection herewith (assuming due authorization, execution and delivery by Contributors) constitutes a legal, valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (whether considered in a proceeding at law or in equity).

(d) Non-Contravention. Other than as set forth on Schedule 5.01(d), the execution and delivery of this Agreement by Acquiror does not, and the consummation by Acquiror of the transactions contemplated hereby will not (a) conflict with, or result in a violation or default under, any provision of its Charter Documents, (b) conflict with, or result in a violation or default under, any provision of any agreement, instrument, Law, ordinance, regulation, Order, award, judgment or decree to which it is a party or by which it is bound, (c) require any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority (other than those that have been made or obtained, as applicable) or (d) result in the imposition or creation of any Encumbrance on the Partnership Interests.

(e) Third Parties. Other than as set forth on Schedule 5.01(e), neither this Agreement nor the consummation by Acquiror of the transactions that are the subject of this Agreement will result in any obligations notification to or consent of any Third Parties.

(f) Claims. There are no Claims pending, or threatened for which Acquiror has served or received written notice, by or against Acquiror before any Governmental Authority challenging the validity or propriety of the transactions contemplated hereby or that seeks to enjoin, prevent or otherwise delay the transactions contemplated hereby.

(g) Brokers; Finders Fees. No broker, finder or other Person is entitled to any brokerage fees, commissions, or finder’s fees in connection with the transactions contemplated by this Agreement by reason of any action taken by Acquiror or its Affiliates, except as set forth on Schedule 5.01(g) hereto.

(h) Purchase for Investment. Acquiror is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act. Acquiror acknowledges that the Midstream Interests are not registered under the Securities Act or under any state or foreign securities laws. Acquiror represents that it is not an underwriter, as such term is defined under the Securities Act, and is purchasing the Midstream Interests solely for investment, with no intention to distribute any of the Midstream Interests to any Person, and Acquiror will not sell, transfer or otherwise dispose of the Midstream Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules promulgated thereunder, and any other applicable securities laws.

(i) Non-Reliance. Acquiror has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of Midstream, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, Books and Records, and other documents and data of Contributors and Midstream for such purpose. Acquiror acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Acquiror has relied solely upon its own investigation and the express representations and warranties of Contributors set forth in Article 3 and 4 (including the related portions of the schedules hereto); and (b) none of the Contributors, Midstream or any other Person has made any representation or warranty as to any Contributor, Midstream or this Agreement, except as expressly set forth in Article 3 and 4 (including the related portions of the schedules hereto).

(j) Disregarded Entity. Acquiror is a “disregarded entity” for U.S. federal and applicable state income Tax purposes. Acquiror’s sole owner is Arc Logistics LLC. Acquiror has not made, and has no present intention of making, an election to be treated as a corporation for U.S. federal or applicable state income Tax purposes or to take any other action that would cause Acquiror to become a regarded entity for U.S. federal or applicable state income Tax purposes.

Section 5.02 Representations and Warranties of the Partnership. The Partnership hereby represents and warrants to each Contributor as of the date hereof as follows:

(a) Due Organization and Status. The Partnership (i) is duly formed and validly existing as a limited partnership in good standing under the laws of the State of Delaware and (ii) has all requisite limited partnership power necessary to own or lease and to operate its assets currently owned or leased and to conduct its business as currently conducted, in each case in all material respects as described in the ARCX SEC Documents.

(b) Authority. The Partnership has the power and capacity to enter into and perform its obligations under this Agreement. The Partnership has taken all necessary limited partnership action to authorize the execution, delivery and performance by it of this Agreement.

(c) Enforceability. This Agreement has been duly executed and delivered by the Partnership. This Agreement is a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (whether considered in a proceeding at law or in equity).

(d) Partnership Interests. On the Closing Date, the Partnership Interests to be issued to Contributors by the Partnership will be duly authorized for issuance and sale to Contributors pursuant to the Partnership Agreement and this Agreement and, when issued and delivered by the Partnership pursuant to this Agreement as partial consideration for the Midstream Interests as set forth herein, will be validly issued and fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act).

(e) Non-Contravention. None of the execution, delivery or performance of this Agreement by the Partnership will (i) violate any provision of any Law or Governmental Order of any court or Governmental Authority having jurisdiction over the Partnership or any of its properties or assets or (ii) conflict with or result in a violation of the Partnership’s certificate of limited partnership or First Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), in each case, where such violation or conflict would prevent or significantly impede the issuance of the Partnership Interests.

(f) Third Parties. No authorization, consent or approval of, or filing with or notice to, any Governmental Authority, or any other Person is required in connection with the execution, delivery or performance by the Partnership of this Agreement, except (i) such approvals of the general partner of the Partnership, which approvals have been obtained, (ii) in connection with the issuance of the Partnership Interests, as may be required under state securities or “Blue Sky” Laws and such filings as are required by the SEC in connection with the Partnership’s obligations under the Registration Rights Agreement, and (iii) where the failure to receive such authorization, consent or approval or to make such filing or give such notice, would not, individually or in the aggregate, reasonably be expected to (A) have a material adverse effect on the condition (financial or otherwise), earnings, operations, business, assets or properties of the Partnership and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business or (B) reasonably be expected to have a material adverse effect on the performance by the Partnership of this Agreement or the consummation by the Partnership of any of the transactions contemplated by this Agreement (a “Partnership Material Adverse Effect”).

(g) SEC Documents. The Partnership has filed timely with the SEC all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed on or prior to the date of this Agreement, collectively, the “ARCX SEC Documents”). The ARCX SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein (the “ARCX Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness), except to the extent corrected by a subsequently filed ARCX SEC Document filed prior to the date hereof (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be and; (iii) in the case of the ARCX Financial Statements, (A) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (C) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of the Partnership as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. PricewaterhouseCoopers LLP is an independent registered public accounting firm with respect to the Partnership and has not resigned or been dismissed as independent registered public accountants of the Partnership.

(h) No Material Adverse Effect. Since December 31, 2014, and except as disclosed in the ARCX SEC Documents, none of the Partnership or its subsidiaries has sustained any loss or interference from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, investigation, order or decree, otherwise than as set forth or contemplated in the ARCX SEC Documents and other than as would not reasonably be expected to have a Partnership Material Adverse Effect. Subsequent to December 31, 2014, and except as disclosed in the ARCX SEC Documents, to the knowledge of the Partnership, there has not been any material adverse change, or any development involving, individually or in the aggregate, a prospective material adverse change, in or affecting the condition (financial or otherwise), management, earnings, business or properties of the Partnership or its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business.

(i) Investment Company Status. The Partnership is not an “investment company” within the meaning of the Investment Company Act of 1940.

(j) MLP Status. The Partnership has, since its formation, (i) been treated as a partnership for U.S federal income tax purposes, and (ii) met the gross income requirements of section 7704(c)(2) of the Code.

(k) Offering. Assuming the accuracy of the representations and warranties of Contributors contained in this Agreement, the sale and issuance of the Partnership Interests to the Contributors pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither the Partnership nor any authorized agent acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemptions.

(l) Ownership of Acquiror. The Partnership owns 100% of the membership interests of Arc Logistics LLC, which owns 100% of the membership interests of Acquiror. Each of Acquiror and Arc Logistics LLC is a “disregarded entity” for U.S. federal and applicable state income Tax purposes. Partnership has no present plan or intention to make or permit any transfers or issuance of any interests in Arc Logistics LLC or Acquiror, or to take any other action that would cause either or both Arc Logistics LLC or Acquiror to become regarded entities for U.S. federal or applicable state income Tax purposes.

(m) Capitalization of the Partnership. Immediately prior to giving effect to the issuance of the Partnership Interests to the Contributors as provided herein, the issued and outstanding limited partner interests of the Partnership consist of 11,388,745 common units, 6,081,081 subordinated units and the Incentive Distribution Rights (as defined in the Partnership Agreement).

ARTICLE 6

INDEMNITY; SPECIFIC PERFORMANCE

Section 6.01 Indemnity.

(a) Survival; Notice of Claims.

(i) Survival. All of the representations and warranties contained in this Agreement or in any certificate delivered in connection with the execution and delivery of this Agreement shall survive the Closing Date and continue in full force and effect until 11:59 p.m. (Eastern Time) on the day that is fifteen (15) months after the Closing Date; provided, however, that (A) the representations and warranties set forth in (1) Section 3.01 (Due Organization and Status), Section 3.02 (Authority); Section 3.03 (Enforceability); Section 3.04(a) (Non-Contravention of Charter Documents), Section 3.06 (Ownership; Transactions in Equity Securities), Section 3.08 (Broker’s; Finder’s Fees); Section 3.09 (Purchase for Investment); Section 4.01 (Due Organization and Status), Section 4.02 (Capitalization); Section 4.05(a) (Non-Contravention of Charter Documents), Section 4.17(a) (Title to Assets), Section 4.18 (Indebtedness) and Section 4.22 (No Rate Adjustments) (collectively, the “Contributor Fundamental Representations”), (2) Section 5.01(a) (Due Organization and Status), Section 5.01(b) (Authority); Section 5.01(c) (Enforceability); Section 5.01(d)(a) (Non-Contravention of Charter Documents); Section 5.01(g) (Broker’s; Finder’s Fees) (collectively, the “Acquiror Fundamental Representations”) and (3) Section 5.02(a) (Due Organization and Status); Section 5.02(b) (Authority); Section 5.02(c) (Enforceability); Section 5.02(d) (Partnership Interests) and Section 5.02(e)(ii) (Non-Contravention of Partnership Agreement) (collectively, the “Partnership Fundamental Representations”), in each case, shall survive the Closing and continue in full force and effect until 11:59 p.m. (Eastern Time) on the day that is twenty (20) years after the Closing Date; provided, that, to the extent such twenty-year survival period is not permitted by applicable Law, such Contributor Fundamental Representations, Acquiror Fundamental Representations and Partnership Fundamental Representations shall survive the Closing and continue in full force and effect until 11:59 p.m. (Eastern Time) on the day that is six (6) years after the Closing Date and (b) the representations and warranties set forth in Section 4.15 (Employees and Employee Benefits); Section 4.16 (Tax Representations); Section 5.01(j) (Disregarded Entity); Section 5.02(j) (MLP Status) and Section 5.02(l) (Ownership of Acquiror) (collectively, the “Specified Representations”) shall survive and continue in full force and effect until 11:59 p.m. (Eastern Time) on the day that is sixty (60) days after the expiration of the applicable statute of limitations plus any applicable extensions or waivers thereof. The covenants and agreements of Contributors and Acquiror contained herein shall survive until fully performed in accordance with their terms.

(ii) Notice of Claims.

(A) In the event that any Indemnified Party wishes to make a claim for indemnification under this Article 6, the Indemnified Party shall give written notice of such claim to each Indemnifying Party within the applicable time limitations contained in Section 6.01(a)(i) (a “Claim Notice”). Any such Claim Notice shall describe the breach or inaccuracy and other material facts and circumstances upon which such claim is based and the estimated amount of Losses involved, in each case, in reasonable detail in light of the facts then known to the Indemnified Party; provided, that no defect in the information contained in such Claim Notice from the Indemnified Party to any Indemnifying Party will relieve such Indemnifying Party from any obligation under this Section 6.01, except to the extent such failure to include information actually and materially prejudices such Indemnifying Party.

(B) Notwithstanding anything to the contrary in this Section 6.01, if a Claim Notice relating to a representation and warranty or covenant is given to any Contributor or Acquiror, as applicable, on or prior to the time and date of expiration for such representation and warranty or covenant, then such representation and warranty or covenant shall not so expire, but rather shall remain in full force and effect until such time as each and every claim set forth in such Claim Notice has been fully and finally resolved.

(b) Indemnification Provisions for the Benefit of Acquiror. Subject to the terms of this Agreement, Contributors, jointly and severally, agree to indemnify, defend and hold harmless Acquiror, Midstream, and their respective Representatives, successors and assigns (collectively, the “Acquiror Indemnified Parties”) from and against, and pay and reimburse each of them for (without duplication), the entirety of any Losses any Acquiror Indemnified Party may suffer or incur arising out of, relating to or resulting from:

(i) any breach of, or inaccuracy in any representation or warranty of any Contributor contained in this Agreement or in any certificate delivered in connection with the execution and delivery of this Agreement (provided that for purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of Losses resulting therefrom, all qualifications or exceptions in any representation or warranty referring to the terms “material”, “materiality”, “in all material respects”, or “Material Adverse Effect” shall be disregarded (except with regard to Section 4.21(b));

(ii) any breach, violation or nonfulfillment of any covenant, agreement or other obligation of any Contributor contained in this Agreement; or

(iii) the direct costs and expenses (including legal fees and expenses) incurred by Midstream in relation to the investigation, defense, settlement and remediation (to the extent such remediation is required by OSHA) of the issues set forth in numbered paragraphs 1-3 of the OSHA Letter, and any fine, penalties and settlement costs imposed by OSHA with respect to such issues.

(c) Indemnification Provisions for the Benefit of Contributors. Subject to the terms of this Agreement, Acquiror agrees to indemnify, defend and hold harmless Contributors and their respective Representatives, successors and assigns (collectively, the “Contributor Indemnified Parties”) from and against, and pay and reimburse each of them for (without duplication), the entirety of any Losses the Contributor Indemnified Parties may suffer or incur arising out of, relating to or resulting from:

(i) any breach of, or inaccuracy in any of Acquiror’s or the Partnership’s representations and warranties contained in this Agreement or in any certificate delivered in connection with the execution and delivery of this Agreement (provided that for purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of Losses resulting therefrom, all qualifications or exceptions in any representation or warranty referring to the terms “material”, “materiality”, “in all material respects”, or “Material Adverse Effect” shall be disregarded (except with regard to Section 5.02(g) or Section 5.02(h)); or

(ii) any breach, violation or nonfulfillment of any covenant, agreement or other obligation of Acquiror or Partnership contained in this Agreement.

(d) Limitations on Indemnification.

(i) No Party shall have any obligation to indemnify any Indemnified Party pursuant to Section 6.01(b)(i) or Section 6.01(c)(i), as applicable, in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein (excluding any breach of, or inaccuracy in, any Contributor Fundamental Representation, Acquiror Fundamental Representation, Partnership Fundamental Representation or Specified Representation or representation made pursuant to Section 5.02(g)), until the aggregate amount of Losses suffered by the applicable Indemnified Party, by reason of all such breaches and/or claims exceeds seven hundred fifty thousand dollars ($750,000) (the “Deductible”), and then only for such Losses that exceed the Deductible.

(ii) Any breach of any representation or warranty in this Agreement by either Party in connection with any single item or group of related items that results in Losses of less than twenty five thousand dollars ($25,000) (“De Minimis Amount”) shall be deemed for all purposes of this Section 6.01 not to be any breach of such representation or warranty; provided, that the De Minimis Amount shall not apply to any breach of a Contributor Fundamental Representation, Acquiror Fundamental Representation, Partnership Fundamental Representation or any Specified Representation.

(iii) A Contributor’s obligation to indemnify the Acquiror Indemnified Parties pursuant to Section 6.01(b)(i) and Acquiror’s obligation to indemnify the Contributor Indemnified Parties pursuant to Section 6.01(c)(i) shall not exceed an aggregate amount equal to 10% of the Acquisition Amount, except to the extent such obligations relate to or result from breaches or inaccuracies in the Contributor

Fundamental Representations, Acquiror Fundamental Representations, Partnership Fundamental Representations or the Specified Representations, in which event such indemnification obligation shall not exceed an aggregate ceiling equal to the Acquisition Amount (after which point there is no further obligation to indemnify the applicable Indemnified Party from and against any further Loss).

(iv) Notwithstanding the foregoing, the limitations provided in Section 6.01(d) shall not apply in case of fraud and criminal acts, and the Parties shall be liable for all Losses with respect thereto.

(e) No Circular Recovery. Each Contributor hereby agrees that it will not make any claim for indemnification against Acquiror (or make or institute any claim or proceeding against Midstream) by reason of the fact that such Contributor was a controlling Person, director, employee or Representative of Midstream or was serving as such for another Person at the request of Midstream (whether such claim is for Liabilities of any kind or otherwise and whether such claim is pursuant to any Law, Charter Document, Contract or otherwise) with respect to any claim brought by an Acquiror Indemnified Party against such Contributor under this Agreement or otherwise relating to this Agreement or any of the transactions contemplated hereby. With respect to any claim brought by an Acquiror Indemnified Party against any Contributor under this Agreement or otherwise relating to this Agreement or any of the transactions contemplated hereby, each Contributor expressly waives any right of contribution, advancement, indemnification or other claim against Midstream with respect to any amounts owed by such Acquiror pursuant to this Article 6, Article 7 or otherwise.

(f) Determination of Losses. Payments by an Indemnifying Party under this Article 6 in respect of any Losses shall be limited to the amount of any Losses that remain after deducting therefrom any insurance proceeds (to the extent available under any pre-paid insurance policy in the name of Midstream and in effect immediately prior to the Closing) and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim, in each case, after first applying any such payments to any Losses and any other costs and expenses suffered by the Indemnified Party in connection with such claim that are not indemnifiable (including, without limitation, after deducting the costs and expenses of recovery and, in the case of insurance proceeds, any increase in insurance premiums as a result of making any claim for insurance and recovering any proceeds under the applicable insurance policy). All indemnification payments under this Article 6 shall be deemed adjustments to the Acquisition Amount for Tax purposes unless otherwise required by applicable Law.

(g) Exclusive Remedy. Except in the case of fraud and criminal acts, Acquiror and Contributors acknowledge and agree that the foregoing indemnification provisions in this Section 6.01 and the relief contemplated by Section 6.02 and Article 7 shall be the exclusive remedy of the Parties with respect to this Agreement (including any breach of any representation, warranty or covenant) and the transactions contemplated by this Agreement.

(h) Waiver of Certain Losses. No party shall be entitled to recover any special, consequential, indirect, punitive, exemplary, remote or speculative damages (including any damages asserted on the basis of any loss of or lost profits, diminution of value or multiples of earnings, profits or cash flows) under this Section 6.01 arising under or in connection with the agreement or the transactions contemplated thereby; provided that, notwithstanding the foregoing, Acquiror shall be entitled to recover all Losses of any nature arising out of a breach of any representation or warranty by Contributors or a breach of or nonfulfillment of any covenant by Contributors under this Agreement, which Losses relate to or arise out of the loss of revenues (including any damages asserted on the basis of any loss of or lost profits, diminution of value or multiples of earnings, profits or cash flows) under any Throughput Agreement during the initial term of any such Throughput Agreement; and further provided that any special, consequential, indirect, punitive, exemplary, remote or speculative damages paid to a Third-Party or to which a Third-Party is entitled pursuant to a valid and enforceable contract or by Law (including Governmental Authorities) against a Person entitled to indemnification pursuant to this Section 6.01 shall be included in the Losses recoverable under such indemnity.

(i) Knowledge and Investigation. The right of any Acquiror Indemnified Party or Contributor Indemnified Party to indemnification pursuant to this Section 6.01 or Article 7 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy of any representation or warranty or performance of or compliance with any covenant or agreement referred to in Section 6.01(b) or Section 6.01(c) or Article 7.

(j) Third-Party Claims.

(i) An Indemnified Party shall give notice of the assertion of a Third-Party Claim to the other Party (an “Indemnifying Party”); provided, however, that no failure or delay on the part of an Indemnified Party in notifying an Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 6.01 except to the extent that the failure or delay materially prejudices the defense of the Third-Party Claim by the Indemnifying Party.

(ii) Except as provided in Section 6.01(j)(iii), the Indemnifying Party may elect, at its sole cost and expense, to assume the defense of the Third-Party Claim with counsel satisfactory to the Indemnified Party by (1) giving notice to the Indemnified Party of its election to assume the defense of the Third-Party Claim and further acknowledges that it is obligated to indemnify, pay and reimburse the Indemnified Party for all Losses arising out of such Third-Party Claim and (2) giving the Indemnified Party evidence acceptable to the Indemnified Party that the Indemnifying Party has adequate financial resources to defend against the Third-Party Claim and fulfill its obligations under this Article 6, in each case no later than ten (10) days after the Indemnified Party gives notice of the assertion of a Third-Party Claim under Section 6.01(i)(i).

(A) If the Indemnifying Party elects to assume the defense of a Third-Party Claim:

(1) it shall diligently and actively conduct the defense and, so long as it diligently conducts the defense, shall not be liable to the Indemnified Party for any Indemnified Party’s fees or expenses subsequently incurred in connection with the defense of the Third-Party Claim other than reasonable costs of investigation;

(2) the election will conclusively establish for purposes of this Agreement that the Indemnified Party is entitled to relief under this Agreement for any Loss arising, directly or indirectly, from or in connection with the Third-Party Claim (subject to the provisions of Section 6.01(d));

(3) no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (1) there is no finding or admission of any violation by the Indemnified Party of any Law or any rights of any Party, (2) the Indemnified Party receives a full release of and from any other claims that may be made against the Indemnified Party by the Third-Party bringing the Third-Party Claim, and (3) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party;

(4) the Indemnifying Party shall have no Liability with respect to any compromise or settlement of such claims effected without its consent (which consent shall not be unreasonably withheld, delayed or conditioned);

(5) such defense shall be conducted by counsel selected by the Indemnifying Party to the extent such counsel is reasonably satisfactory to the Indemnified Party; and

(6) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of such Third-Party Claim.

(B) If the Indemnifying Party does not assume the defense of a Third-Party Claim in the manner and within the period provided in this Section 6.01(j), or if the Indemnifying Party does not diligently and actively conduct the defense of a Third-Party Claim, the Indemnified Party may conduct the defense of the Third-Party Claim at the expense of the Indemnifying Party and the Indemnifying Party shall be bound by any determination resulting from such Third-Party Claim or any compromise or settlement effected or agreed to by the Indemnified Party.

(iii) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or any Related Party other than as a result of monetary damages for which it would be entitled to relief under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third-Party Claim.

(iv) Notwithstanding the provisions of Section 9.11, Contributors consent to the nonexclusive jurisdiction of any court in which a Claim is brought against any Indemnified Party for purposes of determining any claim that an Indemnified Party may have under this Agreement with respect to such Claim or the matters alleged therein.

(v) With respect to any Third-Party Claim subject to this Section 6.01:

(A) any Indemnified Party and any Indemnifying Party, as the case may be, shall keep the other Party reasonably informed of the status of such Third-Party Claim and any related Claim at all stages thereof where such Party is not represented by its own counsel; and

(B) both the Indemnified Party and the Indemnifying Party, as the case may be, shall render to each other such assistance as they may reasonably require of each other and shall cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(vi) In addition to Section 8.07, with respect to any Third-Party Claim subject to this Section 6.01, the Parties shall cooperate in a manner to preserve in full (to the extent reasonably practicable) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that:

(A) it shall use its reasonable best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Law and rules of procedure); and

(B) all communications between any party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(vii) Any claim under this Section 6.01 for any matter involving a Third-Party Claim shall be indemnified, paid, or reimbursed promptly. If the Indemnified Party shall for any reason assume the defense of a Third-Party Claim, the Indemnifying Party shall reimburse the Indemnified Party on a monthly basis for the costs of investigation and the reasonable fees and expenses of counsel retained by the Indemnified Party.

Section 6.02 Specific Performance. The Parties each acknowledge that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching Party may be without an adequate remedy at law. The Parties agree, therefore, that in the event that any

Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, any non-breaching Party may, subject to the terms of this Agreement, institute and prosecute an action to enforce specific performance of such covenant or agreement.

ARTICLE 7

TAX MATTERS

Section 7.01 Tax Returns.

(a) Pre-Closing Tax Returns filed on or after the Closing Date. With respect to any flow-through income Tax Return with respect to Midstream covering any taxable period that ends on or before the Closing Date that is filed on or after the Closing Date: (i) UET shall, at its sole cost and expense, cause such Tax Return to be prepared (in a manner consistent with practices followed in prior taxable periods and in compliance with applicable Laws except as required by a change in Laws or fact) and shall deliver such Tax Return as so prepared to Acquiror not later than one hundred twenty (120) days after the Closing Date for Acquiror’s review and comment; and (ii) UET and Acquiror shall cooperate and consult with each other to finalize such Tax Return. Midstream shall make an election under Section 754 of the Code on such Tax Return.

(b) Straddle Period Returns. With respect to any Tax Return with respect to Midstream covering a taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”) that is filed after the Closing Date: (i) Acquiror shall, at its sole cost and expense, cause such Straddle Period Tax Return to be prepared (in a manner consistent with practices followed in prior taxable periods and in compliance with applicable Law except as required by a change in Law or fact) and shall deliver a draft of such material Straddle Period Tax Return to UET for UET’s review and approval at least thirty (30) days prior to the due date (including extensions) for filing such Straddle Period Tax Return; (ii) UET and Acquiror shall cooperate and consult with each other in order to finalize such Tax Return; (iii) Contributors shall pay to Acquiror any portion of the Taxes shown as due and payable on such Straddle Period Tax Return that are required to be paid by Contributors under this Agreement; and (iv) Acquiror shall cause such Tax Return to be executed and duly and timely filed with the appropriate Governmental Authority and shall pay all Taxes shown as due and payable on such Tax Return.

(c) Post-Closing Returns. Acquiror shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns for Midstream that are filed after the Closing Date.

Section 7.02 Tax Indemnity.

(a) Contributors shall be responsible for and indemnify the Acquiror Indemnified Parties and hold them harmless from and against any loss, claim, Liability, expense, or other damages attributable to (i) all Liability for Taxes of Midstream for all taxable periods ending on or before the Closing Date, and the portion of any Straddle Period from the beginning of such Straddle Period through the end of Closing Date (“Pre-Closing Tax Period”); (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Midstream (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law; and (iii) any and all Taxes of any Person imposed on Midstream as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event, transaction, relationship or time occurring during a Pre-Closing Tax Period; provided, however, that the Contributors shall be liable only to the extent that such Taxes exceed the amount, if any, included as a Tax Liability in the Acquisition Amount, as finally determined under this Agreement. With respect to a Straddle Period, the amount of any Taxes based on or measured by income, withholding, sales, receipts, payroll or similar for the portion of the Straddle Period that ends on the Closing Date shall be determined by an interim closing of the books of Midstream as of the end of the Closing Date, and the amount of all other Taxes for the portion of the Straddle period that ends on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(b) Acquiror shall be responsible for and indemnify Contributor Indemnified Parties and hold them harmless from and against any loss, claim, liability, expense or other damage attributable to (i) all liability for Taxes of Midstream (and any Taxes of Acquiror or any other Person for which Midstream may be liable by contract, operation of law, as a transferee or successor, pursuant to any Law or otherwise which Taxes relate to an event, transaction, relationship or time occurring during a Post-Closing Tax Period) for all taxable periods beginning after the Closing Date, and the portion of a Straddle Period that begins after the Closing Date (the “Post Closing Tax Period”); and (ii) all Taxes for Post-Closing Tax Periods of any member of an affiliated, consolidated, combined or unitary group of which Midstream is or becomes a member after the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law. With respect to any Tax for which Acquiror is responsible pursuant to this Section 7.02(b), the Contributor Indemnified Party shall, at its sole cost and expense, control any such Tax proceeding; provided that, the Acquiror shall be entitled, at its sole cost and expense, to participate in any such Tax proceeding. At Acquiror’s expense, the Contributor Indemnified Parties shall take such action in connection with any such proceeding as Acquiror shall reasonably request, in writing, from time to time. The Contributor Indemnified Parties shall not settle any such Tax proceeding with respect to any Tax which Acquiror is responsible pursuant to this Section 7.02(b) without the Acquiror’s prior written consent, not to be unreasonably withheld, delayed or conditioned. The Contributor Indemnified Parties shall give written notice to Acquiror of their receipt of any notice of any audit, examination, claim or assessment for any Tax for which Acquiror is responsible within ten (10) days after its receipt of such notice. Failure to give any such written notice within such ten (10)-day period shall limit Acquiror’s indemnification obligation pursuant to this Agreement only to the extent failure or delay materially prejudices the defense of such Tax proceeding by Acquiror.

(c) Acquiror shall be entitled to any refunds that are paid to Midstream of Taxes that are attributable to any taxable period, or portion of a Straddle Period, that begins on or after the Closing Date.

Section 7.03 Tax Proceedings. With respect to any Tax for which Contributors are responsible pursuant to this Article 7, UET shall have the right, at its sole cost and expense,

to control (in the case of any Tax proceeding relating solely to a Pre-Closing Tax Period) or to participate in (in the case of any Tax proceeding relating to a Straddle Period or any Tax proceeding relating in part to a Pre-Closing Tax Period or Straddle Period) the prosecution, settlement or compromise of any proceeding involving such Tax. At Contributors’ expense, Acquiror shall (and shall cause Midstream to) take such action in connection with any such proceeding as UET shall reasonably request, in writing, from time to time to implement the preceding sentence, including the selection of counsel and experts and the execution of powers of attorney. Notwithstanding the foregoing, Acquiror shall be entitled, at its sole cost and expense, to participate in any proceeding involving a Tax Return for Midstream for a Pre-Closing Tax Period, and UET shall not settle any such proceeding it controls without Acquiror’s prior written consent, not to be unreasonably withheld. Acquiror shall (and shall cause Midstream to) give written notice to Contributors of its receipt of any notice of any audit, examination, claim or assessment for any Tax for which Contributors are responsible within ten (10) days after its receipt of such notice. Failure to give any such written notice within such ten (10)-day period shall limit Contributors’ indemnification obligation pursuant to this Agreement only to the extent failure or delay materially prejudices the defense of such Tax proceeding by UET.

Section 7.04 Cooperation on Tax Matters. Contributors shall grant to Acquiror (or its designees) access at all reasonable times to all of the information, books and records relating to Midstream within the possession of Contributors (including work papers and correspondence with Governmental Authorities) and shall afford Acquiror (or its designees) the right (at Acquiror’s expense) to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit Acquiror (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Governmental Authorities. Acquiror shall grant or cause Midstream (or its relevant Affiliates) to grant to Contributors (or their designees) access at all reasonable times to all of the information, books and records relating to Midstream for Pre-Closing Tax Periods within the possession of Acquiror or Midstream (or their relevant Affiliates) (including work papers and correspondence with Governmental Authorities), and shall afford Contributors (or their designees) the right (at Contributors’ expense) to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit Contributors (or their designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Governmental Authorities. After the Closing Date, Contributors and Acquiror will preserve all information, records or documents (including all accounting records) in their (or their relevant Affiliates’) respective possessions relating to liabilities for Taxes of Midstream for Pre-Closing Tax Periods until the later of (i) five years or (ii) six months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes.

Section 7.05 Tax Refunds. If after the Closing Date, Acquiror or Midstream receives a payment of a refund of any Tax of Midstream attributable to a Pre-Closing Tax Period, Acquiror shall pay to Contributors within ten (10) Business Days after such receipt an amount equal to such refund received, together with any interest received thereon from a taxing authority, net of (1) any reasonable costs associated therewith, (2) the increase in Taxes of the Acquiror and/or Midstream attributable to such refund, and (3) any Tax required to be withheld on such payment. If there is a subsequent reduction by the applicable taxing authority (or by virtue of a change in applicable Tax law), of any amounts with respect to which a payment has been made to the Contributors pursuant to this Section 7.05, then Contributors shall pay the Acquiror an amount equal to such reduction plus any interest or penalties imposed by the taxing authority with respect to such reduction. If after the Closing Date the Contributors receive a refund of any Tax of Midstream that was paid by Acquiror or Midstream after the Closing Date and is attributable to any taxable period other than a Pre-Closing Tax Period, Contributors shall pay to Acquiror within ten (10) Business Days after such receipt an amount equal to such refund received, together with any interest received thereon, net of any reasonable costs associated therewith. At the written request of a Contributor, Acquiror (at such Contributor’s sole cost and expense), shall use commercially reasonable efforts to cause Midstream to cooperate with such Contributor in its efforts to obtain any refund of any Tax of Midstream attributable to a Pre-Closing Tax Period. Notwithstanding anything to the contrary in this Section 7.05, the Acquiror shall be entitled to any refunds attributable to the carryback of any Tax attribute from a taxable period other than a Pre-Closing Tax Period to a Pre-Closing Tax Period.

Section 7.06 Tax Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving Midstream shall be terminated as of the Closing Date and shall have no further force or effect thereafter.

Section 7.07 Transfer Taxes. Acquiror, on the one hand, and Contributors, on the other, shall split equally the cost of any and all stamp, transfer, sales, use, filing, value added, excise and similar Taxes and all conveyance fees, recording charges and other fees and charges imposed on or resulting from the transactions contemplated by this Agreement. Acquiror will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Contributors will join in the execution of any such Tax Returns and other documentation.

Section 7.08 Withholding. Acquiror shall be entitled to (and shall be entitled to cause Midstream to) deduct and withhold from the consideration paid to any Person under this Agreement such amounts that Acquiror and/or Midstream are required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law. To the extent that amounts are so withheld by Acquiror and/or the Midstream, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 7.09 Tax Treatment of Transaction; Allocation. The Parties intend to treat, for U.S. federal income Tax purposes, (1) the transactions contemplated by this Agreement as a part sale, part contribution to the Partnership by UET and Hawkeye, as described in Sections 721 and 707(a)(2)(B) of the Code and in Treasury Regulations Sections 1.721-1(a) and 1.707-3, and Example 1 of 1.707-3(f), (2) the Acquiror as a disregarded entity for U.S. federal and applicable state income Tax purposes, (3) the portion of the Cash Component equal to the Capex Amount as a reimbursement of pre-formation expenditures incurred by UET within the meaning of Treasury Regulations Section 1.707-4(d), and (4) UET’s basis in the Partnership Interests for purposes of Sections 705 and 722 of the Code as equal to the Partnership Basis Amount. The parties further agree not to take any action or position on any Tax Return that is inconsistent with such treatment unless otherwise required to do so by law or a final determination (as defined in Section 1313 of the Code). Acquiror shall prepare an allocation of an amount equal to the Cash

Component less the Capex Amount (plus all other items required to be included under the Code) in accordance with Sections 755 and 1060 of the Code. The Contributors shall deliver to the Acquiror the information set forth in Schedule 7.09. Acquiror shall deliver a schedule setting forth such allocation within ninety days after the amount of the Cash Component is determined pursuant to Section 2.01(b). If, within ten Business Days after receiving Acquiror’s allocation, Contributors notify Acquiror that Contributors dispute any item(s) reflected thereon (a “Dispute Notice”) Acquiror and Contributors shall cooperate in good faith in an effort to resolve such dispute. If the Parties fail to reach an agreement within thirty days after delivery of the Dispute Notice, the determination of the disputed item(s) shall be made by the nationally recognized accounting firm mutually selected by the Parties, whose decision shall be final and whose fees shall be shared equally by Acquiror, on the one hand, and Contributors on the other. The parties further agree not to take any position on any Tax Return or in any action before any Tax authority that is inconsistent with the allocation, as finally determined under this Section 7.09, unless required to do so by Law or a final determination (as defined in Section 1313 of the Code).

Section 7.10 Survival and Limitations. The indemnities and obligations provided in this Article 7 shall (a) survive until ninety (90) days after the expiration of the applicable statutes of limitation plus any applicable extensions or waivers thereof, and (b) not be subject to any of the limitations set forth in Section 6.01 (including, without limitation, the limitations set forth in Section 6.01(d)). Without limiting the generality of the foregoing, to the extent that the provisions of Section 6.01 are inconsistent with or conflict with the provisions of this Article 7, the provisions of this Article 7 shall control.

ARTICLE 8

COVENANTS

Section 8.01 Lockup Period. Each Contributor agrees that for a period commencing on the Closing Date and expiring on the date that is one hundred eighty (180) days after the Closing Date, such Contributor will not, directly or indirectly, issue, offer, agree or offer to sell, sell, grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, distribute or otherwise encumber or dispose of any of the Partnership Interests. For so long as either Contributor or any of its Affiliates beneficially own any Partnership Interests, neither Contributor shall, and shall cause their respective Affiliates not to, engage in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

Section 8.02 Non-Competition; Non-Solicit.

(a) Non-Competition. Subject to Section 8.02(b), each Contributor, its Affiliates and its and their Subsidiaries agree not to, directly or indirectly, engage in the ownership, development, operation, or financing of or investment in any Crude Terminal (1) capable of delivering crude oil into the NECL Pony Express Pipeline or (2) within a fifty (50) mile radius of the Pawnee Terminal, in each case for a period of five (5) years from and after the Closing Date. Notwithstanding the foregoing, any of either Contributor, its Affiliates and its and their Subsidiaries may own, develop, operate, finance or invest in a Gathering System With Tanks that delivers crude via pipeline solely to the Pawnee Terminal or a Buckingham Terminal (or both); provided, however, that nothing contained in this Section 8.02(a) shall restrict a Contributor or its Affiliates and their Subsidiaries from engaging in the ownership, development, operation, or financing of or investment in a Gathering System Without Tanks.

(b) Permitted Investments. Each Contributor, its Affiliates and its and their Subsidiaries may at any time acquire or otherwise own interests in Persons listed on any national securities exchange or registered under Section 12(g) of the Exchange Act, provided that (i) with respect to any master limited partnership, such interests shall be non-voting and shall not exceed 20% of the total interests in such master limited partnership outstanding as of the date of purchase, or (ii) with respect to any other Person, such interests shall not exceed 10% of the interests in such Person outstanding as of the date of purchase and (iii) in no event shall any Contributor or any of their respective Affiliates or Subsidiaries be permitted to (A) acquire any interests which would give such Persons the right to elect, designate or appoint, directly or indirectly, any Person to the board of directors (or equivalent governing body) of any such Person or (B) own or control, directly or indirectly, any general partner interest in the general partner of a master limited partnership. Nothing in this Section 8.02 shall prohibit Contributor, its Affiliates or its and their Subsidiaries from acquiring Equity Interests in any Person as consideration for a UET Sale, but only if such acquiring Person agrees that after the consummation of such UET Sale the acquiring Person will be bound by the restrictions applicable to Contributors in this Section 8.02.

(c) Other Business Activities. Nothing in this Section 8.02 shall be deemed to restrict any Contributor, its Affiliates and its and their Subsidiaries from engaging in any business other than as expressly set forth in this Section 8.02. Without limiting the foregoing, Acquiror acknowledges that each Contributor and its Affiliates and its and their Subsidiaries shall not be restricted from engaging in marketing and trading of hydrocarbons within any market covered by Section 8.02(a).

(d) Non-Solicit. From the Closing Date until the two (2) year anniversary of the Closing Date, Acquiror will not, and will cause Midstream not to, directly or indirectly, solicit for employment (other than general solicitations of employment not specifically directed towards officers or employees of Contributors or their Affiliates) or employ any officer or employee of Contributors or their Affiliates without obtaining the prior written consent of Contributors. From the Closing Date until the two (2) year anniversary of the Closing Date, each Contributor will not, and will cause its Affiliates not to, directly or indirectly, solicit for employment (other than general solicitations of employment not specifically directed towards officers or employees of Acquiror and its Affiliates, including Midstream) or employ any officer or employee of the Acquiror and its Affiliates, including Midstream, without obtaining the prior written consent of Acquiror.

Section 8.03 Certain Arrangements Relating to Gathering Systems.

(a) Exclusivity. Subject to Section 8.03(b), UET or its designated Subsidiary or Affiliate shall, with the exception of Gathering Systems Without Tanks in operation as of the Closing Date and connecting through the Pawnee Terminal, have the exclusive right for a period of twelve (12) months following the Closing Date (the “Gathering System Exclusivity Period”) to develop Gathering Systems Without Tanks or Gathering Systems With Tanks provided that, in either event, such gathering system delivers crude solely to the Pawnee Terminal or a Buckingham Terminal, subject to (i) there being in effect a written agreement between Midstream and UET (or its designated Subsidiary or Affiliate) under which crude may be delivered to the Pawnee Terminal by way of such gathering system or (ii) the execution and delivery of a throughput agreement or amendment to an existing throughput agreement with UET or its designated subsidiary or Affiliate on terms and conditions mutually acceptable to the parties (any such gathering system, a “Gathering Project”), it being understood and agreed that the development of any Gathering System With Tanks remains subject to the provisions of Section 8.02(a) to the extent provided therein.

(b) Call Option.

(i) Call Option Generally. If UET or its designated Subsidiary or Affiliate successfully develops any Gathering Project to the stage where binding contracts for the development of such Gathering Project and binding contracts for revenue sufficient to support the development of such Gathering Project have been executed and delivered, all real property and permits for the development of such Gathering Project have been obtained and the infrastructure relating to such Gathering Project is at least fifty percent (50%) complete (such stage, “Successful Development”), Acquiror or its designated Subsidiary or Affiliate shall have the right to purchase (the “Call Option”) up to twenty five percent (25%) of UET’s Gathering Project Interests (the “Call Option Interest”).

(ii) Notice; Exercise of Call Option. No later than five (5) Business Days days following Successful Development of any Gathering Project, UET shall notify Acquiror in writing of the achievement of such Successful Development (the “Successful Development Notice”). Upon receipt of the Successful Development Notice, Acquiror will have up to the later of thirty (30) days following receipt of such Successful Development Notice and the date that is ninety (90) days prior to the date such Gathering Project shall become commercially operable to offer to purchase the Call Option Interest. If Acquiror desires to purchase the Call Option Interest, Acquiror shall deliver to UET a written notice exercising the Call Option (the “Call Option Exercise Notice”).

(iii) Purchase and Sale. In connection with the exercise by Acquiror of the Call Option, UET (or its designated Subsidiary or Affiliate, as applicable) and Acquiror will enter into a customary purchase and sale agreement for assets of this type (including with respect to representations, warranties, covenants and indemnification) (the “Call Option Purchase Agreement”) to effect the purchase and sale of the Call Option Interest. The closing of the purchase and sale of the Call Option shall take place not later than thirty (30) days on or after the date on which the subject Gathering Project has completed all required performance tests and has otherwise been built to the specifications outlined in the applicable engineering, procurement and construction contract or, at the request of Acquiror, within thirty (30) days following the delivery by Acquiror of the Call Option Exercise Notice (the “Call Option Closing Date”).

(iv) Consummation of Sale. Subject to the terms and conditions of the Call Option Purchase Agreement, Acquiror shall pay the Call Purchase Price for the Call Option Interest by wire transfer of immediately available funds on the Call Option Closing Date and UET shall deliver to Acquiror a certificate or certificates or other evidence reasonably satisfactory to Acquiror evidencing the transfer of all of the Call Option Interest to be transferred to Acquiror thereunder and shall take all others actions as may be reasonably necessary to consummate the sale contemplated by this Section 8.03(b) (including negotiating in good faith and agreeing upon terms and conditions of amended organizational documents of the entity owning the Gathering Project to include provisions, including major or significant actions requiring consent of Acquiror, as are customary for a significant minority investor in such entity).

(v) Call Option Purchase Price. In the event that Acquiror exercises the Call Option pursuant to this Section 8.03(b), the aggregate purchase price at which UET (or its designated Subsidiary or Affiliate, as applicable) shall be obligated to sell the Call Option Interest (the “Call Option Purchase Price”) shall be equal to the cost of such Gathering Project multiplied by the Call Option Interest (expressed as a percentage).

(c) Right of First Refusal on Gathering Projects. At any time following the acquisition by Acquiror of the Call Option Interest, each of Acquiror and UET shall have a right of first refusal with respect to their or their respective Affiliates’ ownership interests in the Gathering Project Interests if the other Party (or its designated Subsidiary or Affiliate, as applicable) (the “Transferring Party”) receives an offer from a Third Party to purchase all or any portion of the Gathering Project Interests owned by the Transferring Party that the Transferring Party desires to accept (the “Offered Interests”). Prior to accepting such offer, the Transferring Party must first make an offering of the Offered Interests to the other Party (the “Non-Transferring Party”) in accordance with the following provisions of this Section 8.03(c):

(i) The Transferring Party will give written notice (the “Offering Notice”) to the other Party stating that it has received a bona fide Third Party offer to Transfer the Offered Interests and specifying (1) the number of Offered Interests that the Transferring Party proposes to transfer, (2) the price per Offered Interest and (3) the other material terms and conditions of such Third Party offer, including the identity of the Third Party offeror and a description of any non-cash consideration in sufficient detail to permit the valuation thereof. The Offering Notice will constitute the Transferring Party’s offer to Transfer the Offered Units to the other Party on the terms set forth in the Offering Notice, which offer will remain outstanding and be irrevocable for a period of thirty (30) days (the “ROFR Notice Period”).

(ii) Upon receipt of the Offering Notice, the Non-Transferring Party will have until the end of the ROFR Notice Period to offer to purchase all (but not less than all) of the Offered Interests by delivering a written notice (a “ROFR Offer”) to the Transferring Party that it offers to purchase such Offered Interests at a price specified in such ROFR Offer. Any ROFR Offer so delivered will be irrevocable and binding upon delivery by the Non-Transferring Party and will obligate such Non-Transferring Party to purchase (and, to the extent the price offered in the ROFR Offer is equal to or exceeds the price set forth in the Offering Notice, the Transferring Party to sell) the Offered Interests at the price set forth in the applicable ROFR Offer within sixty (60) days after the Non-Transferring Party receives the Transferring Party’s notice (the “ROFR Date”).

(iii) If the Non-Transferring Party does not deliver a ROFR Offer during the ROFR Notice Period, the Non-Transferring Party shall be deemed to have waived all of its rights to purchase the Offered Interests under this Section 8.03(c), and the Transferring Party shall thereafter be free to Transfer the Offered Interests to the Third Party specified in the Offering Notice during the 180-day period following the expiration of the ROFR Notice Period (which period may be extended for a reasonable time not to exceed an additional forty-five (45) days to the extent reasonably necessary to obtain any required government approvals) (the “ROFR Transfer Period”); provided, that if the Transferring Party does not Transfer the Offered Interests within the ROFR Transfer Period, the rights provided hereunder will be deemed to be revived and the Offered Interests will not be Transferred to any Person unless first re-offered to the Non-Transferring Party in accordance with this
Section 8.03(c).

(iv) Acquiror and UET will take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 8.03(c), including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(v) The provisions of this Section 8.03(c) shall apply mutatis mutandis to Transfers of Offered Interests proposed to be made by any Person that is a direct or indirect transferee of Acquiror, UET or any of their respective Affiliates.

(d) Right of First Negotiation On Products from Certain Gathering Systems Without Tanks. From and after the date of the expiration of the Gathering Project Exclusivity Period until the fifth (5th) anniversary of the Closing Date, if UET or its designated Subsidiary or Affiliate develops a Gathering System Without Tanks (to the stage where binding contracts for the development of such Gathering System Without Tanks and binding contracts for revenue sufficient to support the development of such Gathering System Without Tanks have been executed and delivered, all real property and permits for the development of such Gathering System Without Tanks have been obtained and the infrastructure relating to such Gathering System Without Tanks is at least fifty percent (50%) complete) with a point of origin that is located within a twenty (20) mile radius of the Pawnee Terminal or the Buckingham Property (any such Gathering System Without Tanks, a “ROFN Gathering Project”), Acquiror shall have a right of first negotiation with respect to the delivery of crude or derivatives thereof (the “Project Product”) from such ROFN Gathering Project by UET (or its designated Subsidiary or Affiliate) to Midstream in accordance with the following provisions of this Section 8.03(d):

(i) UET will give written notice to Acquiror stating its bona fide intention to enter into an agreement with Midstream to deliver Project Product to a terminal in order to facilitate throughput volumes of such Project Product to the Northeast Colorado Lateral of the Pony Express Pipeline or other similar pipeline (the “Terminal Agreement”) and specifying the material terms and conditions of such proposed agreement (the “ROFN Notice”). The ROFN Notice will constitute UET’s offer to engage in exclusive negotiations with Acquiror, on behalf of Midstream, which offer will remain outstanding and be irrevocable for a period of 30 days (the “ROFN Notice Period”).

(ii) Upon receipt of the ROFN Notice, Acquiror will have until the end of the ROFN Notice Period to notify UET in writing of its acceptance of UET’s offer to engage in exclusive negotiations with respect to a proposed Terminal Agreement as set forth in the ROFN Notice (a “ROFN Acceptance”). If Acquiror, on behalf of Midstream, and UET (assuming each is acting reasonably and in good faith) cannot reach an agreement regarding the terms of a Terminal Agreement within ninety (90) days from the date that Acquiror delivers to UET the ROFN Acceptance or such longer period of time as the parties shall agree in writing (the “Exclusive Negotiation Period”), then UET may enter into a bona fide Terminal Agreement with a Third-Party, provided that the terms (including price) in the aggregate are no more favorable to the Third-Party than those offered to Midstream.

(iii) If Acquiror does not deliver a ROFN Acceptance, then UET may, during the 180-day period following the expiration of the ROFN Notice Period (“Open Negotiation Period”), enter into a bona fide Terminal Agreement with a Third-Party for the Project Product, provided that the terms (including price) in the aggregate are no more favorable to the Third-Party than those offered to Acquiror.

(iv) If UET does not enter into a bona fide Terminal Agreement during the Open Negotiation Period, the rights provided hereunder will be deemed to be revived and UET shall not enter into a Terminal Agreement unless first re-offered to Acquiror in accordance with this Section 8.03(d).

(e) Drag-Along Rights. In the event that Acquiror does not exercise its rights under Section 8.03(c), if at any time UET proposes to Transfer to a Third-Party (the “Drag-Along Purchaser”) in connection with a Qualified Sale all of UET’s Gathering Project Interests in a Gathering Project in which Acquiror owns Gathering Project Interests, UET shall have the right (a “Drag-Along Right”), subject to Section 8.03(c) and Section 8.03(f), to require that Acquiror participate in such Transfer in the manner set forth in this Section 8.03(e) (any such Transfer, a “Drag-Along Sale”).

(i) UET shall exercise its rights pursuant to this Section 8.03(e) by delivering a written notice (the “Drag-Along Notice”) to Acquiror no later than thirty (30) days prior to the closing date of such Drag-Along Sale. The Drag-Along Notice shall make reference to the Acquiror’s rights and obligations hereunder and shall describe in reasonable detail:

(A) the Gathering Project Interests that are the subject of the Drag-Along Sale;

(B) the identity of the Drag-Along Purchaser;

(C) the proposed date, time and location of the closing of the Drag-Along Sale;

(D) the purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(E) a copy of any definitive documentation proposed to be executed in connection therewith.

(ii) Notwithstanding anything to the contrary herein, the consummation of any Drag-Along Sale in which Acquiror is to receive consideration other than cash or publicly-traded securities shall require the prior written consent of Acquiror.

(iii) The consideration to be received by Acquiror in connection with any such Drag-Along Sale shall be the same form and amount of consideration per Gathering Project Interest to be received by UET (or if greater, in the case of Acquiror, the price per Gathering Project Interest required for the transaction to constitute a Qualified Sale) and the terms and conditions of such Transfer shall, except as otherwise provided in the immediately succeeding sentence, be the same as those upon which UET Transfers its Gathering Project Interests. Acquiror shall make or provide the same representations, warranties, covenants, indemnities and agreements as UET makes or provides in connection with the Drag-Along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to UET, Acquiror shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that (A) all representations, warranties, covenants and indemnities shall be made by UET and Acquiror severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by UET and Acquiror, in each case in an amount not to exceed the aggregate proceeds received by UET and Acquiror, respectively, in connection with such Drag-Along Sale; (B) in no event shall Acquiror be required to enter into any non-competition, non-solicitation or similar non-financial related agreements or covenants (other than customary seller confidentiality agreements) that would bind Acquiror or its Affiliates without Acquiror’s prior written consent and (C) Acquiror shall not be responsible for any indemnification obligations or liabilities for breaches of representations or covenants, or for related escrow or holdback claims made with respect to UET’s (v) ownership or title to the Gathering Project Interests; (w) organization; (x) conflicts or consents required to consummate the Transfer, or in respect of (y) any other representation made by UET concerning UET or (z) for breaches of any covenant specifically made by UET.

(iv) Acquiror shall be responsible for its proportionate share (apportioned pro rata based on the consideration to be received by each holder of Gathering Project Interests in connection with any such Drag-Along Sale) of the third-party, out-of-pocket, expenses incurred by UET in connection with such Drag-Along Sale (which expenses shall include the fees and expenses of a single legal counsel for Acquiror) (to the extent incurred by UET in connection with such Drag-Along Sale).

(v) Acquiror and UET will take all actions as may be reasonably necessary to consummate any such Drag-Along Sale contemplated by this Section 8.03(e), including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate in connection therewith; provided, that, if such Drag-Along Sale has not been consummated by 11:59 p.m. (Eastern Time) on the ninetieth (90th) day after the date of the delivery of the Drag-Along Sale Notice, such Drag-Along Sale Notice shall be null and void and Acquiror shall be released from its obligations under this Section 8.03(e), and, in order to exercise its Drag-Along Right in accordance with this Section 8.03(e), it shall be necessary for UET to deliver a separate Drag-Along Sale Notice, and Acquiror shall be required to separately comply with the terms and provisions of this Section 8.03(e).

(vi) The provisions of this Section 8.03(e) shall apply mutatis mutandis to Transfers proposed to be made by any Person that is a direct or indirect transferee of UET or any of its respective wholly owned subsidiaries or Affiliates.

(f) Tag-Along Rights. In the event that Acquiror does not exercise its rights of first refusal under Section 8.03(c) with respect to any Gathering Project Interests proposed to be Transferred in connection with any Offering Notice submitted by UET, and UET proposes to Transfer to a Third-Party (the “Tag-Along Purchaser”) all or a portion of UET’s Gathering Project Interests in a Gathering Project in which Acquiror owns Gathering Project Interests, subject to the conditions set forth in Section 8.03(c) (a “Proposed Transfer”), UET shall provide notice (the “Tag-Along Notice”) to Acquiror of Acquiror’s right to participate in such Proposed Transfer in the manner set forth in this Section 8.03(f) (any such Transfer, a “Tag-Along Sale”) pro rata based on the respective number of Project Gathering Interests held by UET and Acquiror (the “Tag-Along Right”). Such Tag-Along Notice shall describe in reasonable detail (w) the Gathering Project Interests that are the subject of the Tag-Along Sale; (x) the identity of the Tag-Along Purchaser; (y) the proposed date, time and location of the closing of the Tag-Along Sale and (z) the purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof and shall include a copy of any definitive documentation proposed to be executed in connection therewith.

(i) Acquiror shall have the right to exercise the Tag-Along Right by giving written notice of such intent to participate (the “Tag-Along Acceptance Notice”) to UET within fifteen (15) Business Days after receipt of the Tag-Along Notice (the “Tag-Along Notice Period”). Each Tag-Along Acceptance Notice shall indicate the maximum number of Gathering Project Interests subject thereto which Acquiror wishes to sell.

(ii) Within ten days after Acquiror provides UET with a Tag-Along Acceptance Notice, UET shall notify Acquiror of the number of Gathering Project Interests held by Acquiror that will be included in the Proposed Transfer and the date on which the Proposed Transfer will be consummated, which shall be no later than the later of (i) ninety (90) days after the end of the Tag-Along Notice Period and (ii) ten (10) Business Days after the satisfaction of any governmental approval or filing requirements, if any.

(iii) The consideration to be received by Acquiror in connection with any such Tag-Along Sale shall be the same form and amount of consideration per Gathering Project Interest to be received by UET and the terms and conditions of such Transfer shall, except as otherwise provided in the immediately succeeding sentence, be the same as those upon which UET Transfers its Gathering Project Interests. Acquiror shall make or provide the same representations, warranties, covenants, indemnities and agreements as UET makes or provides in connection with the Drag-Along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to UET, Acquiror shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that (A) all representations, warranties, covenants and indemnities shall be made by UET and Acquiror severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by UET and Acquiror, in each case in an amount not to exceed the aggregate proceeds received by UET and Acquiror, respectively, in connection with such Tag-Along Sale; (B) in no event shall Acquiror be required to enter into any non-competition, non-solicitation or similar non-financial related agreements or covenants (other than customary seller confidentiality agreements) that would bind Acquiror or its Affiliates without Acquiror’s prior written consent and (C) Acquiror shall not be responsible for any indemnification obligations or liabilities for breaches of representations or covenants, or for related escrow or holdback claims made with respect to UET’s (v) ownership or title to the Gathering Project Interests; (w) organization; (x) conflicts or consents required to consummate the Transfer, or in respect of (y) any other representation made by UET concerning UET or (z) for breaches of any covenant specifically made by UET.

Section 8.04 Contributor Name and Marks. Within ninety (90) days of the Closing Date Acquiror shall (a) cause amendments to be filed with the appropriate Governmental Authorities and shall provide evidence of such filings to UET to change the name of Midstream to remove all references to “UET”, “United Energy Trading” or any variant thereof; (b) cease the use of the names “United Energy Trading”, “UET” or any variant thereof; and (c) cease the use of any UET marks included in the assets of Midstream. For a period of ninety (90) days after the Closing Date, UET hereby grants Acquiror, effective as of the Closing Date, a non-exclusive, irrevocable, royalty-free, fully paid, worldwide license to use “UET”, “United Energy Trading” or any variant thereof (such trademarks, service marks, or names, collectively, the “Licensed Trademarks”), solely for purposes of continued operation of Midstream’s business and effecting a transition of the operation of Midstream’s business from the control of Contributors to the control of Acquiror, which license grant, for purposes of clarity, shall include the right to continue to offer products and services under the Licensed Trademarks and use marketing and promotional materials, invoices, price lists, business cards, schedules, displays, signs, stationery, technical guidelines, product manuals, packaging materials, other supplies, and similar materials that include the Licensed Trademarks. Except as permitted by the preceding sentence, without the prior written consent of Contributors, Acquiror will not use, or permit any of its Representatives or its or their Representatives to use, the Licensed Trademarks for any purpose. UET and Midstream acknowledge and agree that the Trademark License Agreement, entered into by and between UET and Midstream and dated as of October 23, 2014 (the “Trademark License”), shall terminate as of the Closing, with no royalties or fees payable thereunder. UET and Midstream also acknowledge and agree that the last sentence of Section 3.2 of the Trademark License shall have no force and effect and that this Section 8.04 shall control with respect to any conflicts or inconsistencies between this Section 8.04 and the Trademark License.

Section 8.05 Employees and Employee Matters.

(a) Schedule 8.05 sets forth a list of the Continuing Employees. Contributor shall, or shall cause, each Continuing Employee to be employed by Midstream as of the Closing Date. Subject to compliance with Acquiror’s employee screening process (which includes customary background checks and drug screenings), Acquiror agrees that it shall, or shall cause Midstream to, continue to employ such Continuing Employee immediately following the Closing Date and provide to such Continuing Employee, during such Continuing Employee’s period of employment with the Acquiror or Midstream in the one-year period commencing on the Closing Date (i) base compensation that is at least substantially comparable in the aggregate to compensation provided to similarly situated employees of Acquiror and (ii) employee benefits and other compensation opportunities (other than equity-based compensation) that are at least substantially comparable in the aggregate to benefits that are provided to similarly situated employees of Acquiror.

(b) Acquiror agrees to have, or cause its Affiliate to have a Group Health Plan in which Continuing Employees may elect to participate effective as of the Closing Date. Acquiror will use commercially reasonable efforts to ensure that each Continuing Employee who participates in a Group Health Plan of Acquiror will receive a credit toward the deductible, coinsurance limit and out-of-pocket maximum applicable under the Acquiror Group Health Plan in respect of any deductible, coinsurance limit and out-of-pocket expenses paid by the Continuing Employee prior to the Closing Date for medical expenses incurred during the current calendar year that were applicable toward the deductible, coinsurance limit and out-of-pocket maximum under the analogous Group Health Plan of any Contributor or its Affiliate.

(c) Subject to the following provisions of this Section 8.05, if, during the one-year period beginning on the Closing Date, the employment of any Continuing Employee is terminated as a result of an Involuntary Termination, such Continuing Employee shall be paid a lump sum cash severance benefit by Acquiror or an Affiliate of Acquiror in an amount equal to the amount of the base salary or other regular hourly compensation the Continuing Employee would have received had he or she continued to work for Acquiror or an Affiliate of Acquiror during the period commencing on the date of the Involuntary Termination and ending on the first anniversary of the Closing Date. Any such severance payment that is due will be paid on the date that is forty-five (45) days following the Continuing Employee’s Separation From Service if the Continuing Employee is not a Specified Employee or six (6) months following Separation From Service if the Continuing Employee is a Specified Employee.

Notwithstanding the foregoing, a Continuing Employee will not be paid the severance benefits described in this Section 8.05, and the Continuing Employee shall forfeit any right to such payment, unless (i) the Continuing Employee has signed and delivered to Acquiror a standard release of claims agreement (which release agreement Acquiror shall be furnished to the Continuing Employee at the time of his or her termination of employment) and (ii) the period for revoking such release agreement shall have expired (in the case of both clause (i) and clause (ii)) prior to the applicable payment date (the date that is forty-five (45) days after the Continuing

Employee’s Separation From Service if the Continuing Employee is not a Specified Employee or six (6) months following Separation From Service if the Continuing Employee is a Specified Employee). For the avoidance of doubt, nothing in this Section 8.05 shall be construed as an obligation on the part of Acquiror or any of its Affiliates to continue the employment of any Continuing Employee for any period of time, but should any Continuing Employee incur an Involuntary Termination of Employment during the one year period commencing on the Closing Date Acquiror shall comply, and shall cause its Affiliates to comply, with the terms of this Section 8.05 with respect to such Continuing Employee.

For purposes of this Section 8.05, the terms “Separation From Service” and “Specified Employee” have the meanings ascribed to those terms in Section 409A of the Code and Department of Treasury Regulations issued thereunder.

(d) Contributors shall take such actions as are necessary to cause Midstream to terminate its participation as an adopting employer of any Contributor Benefit Plans immediately prior to the Closing Date.

(e) Acquiror shall take, or cause to be taken, such actions as are necessary to cause the Continuing Employees to be granted past service credit for their service with Midstream and the ERISA Affiliates of Midstream for purposes of eligibility, vesting and level of paid time off or vacation benefits under the Benefit Plans of Acquiror and its Affiliates in which the Continuing Employees are eligible to participate; provided, however, that no such service credit shall be required to be credited unless (i) it was credited to such Continuing Employee for the same purpose under the analogous Contributor Benefit Plan and would not result in duplication of benefits and (ii) Midstream furnishes to Acquiror sufficient information for Acquiror to comply with the covenant in this Section 8.05(e). Without limiting the foregoing, in the case of long term disability insurance coverage, Acquiror shall only be required to take commercially reasonable actions to comply with the covenant in this Section 8.05(e).

(f) Contributor shall retain and be solely liable for all liabilities arising under Contributor Benefit Plans whether such obligations and liabilities arise on, prior to, or after the Closing Date.

Nothing contained in this Section 8.05 or any other provision of this Agreement, (i) shall be construed to establish, amend, or modify any Benefit Plan, or (ii) create any third-party beneficiary rights or obligations in any Person (including any Business Employee or Continuing Employee), including with respect to (A) any right to employment or continued employment or to a particular term or condition of employment with the Acquiror, Midstream or any of their respective Affiliates and (B) the ability of the Acquiror or any of its Affiliates (including, following the Closing Date, Midstream) to amend, modify, or terminate any Benefit Plan.

Section 8.06 Construction. Notwithstanding anything to the contrary herein, Acquiror agrees that after the Closing, Acquiror and Midstream are solely responsible for all Construction Costs, other than Paid Construction Costs, whether incurred prior to or after the Closing, including without limitation all costs and expenses pursuant to the Construction Contract or any other Contract with any other Third Party vendor relating to the construction of the Pawnee Terminal.

Section 8.07 Confidentiality.

(a) Upon the Closing, confidential information of Midstream shall be deemed to be confidential information of Acquiror and not any Contributor, and Acquiror shall have no further obligation under the Confidentiality Agreement.

(b) Each Contributor acknowledges that the success of Midstream after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by such Contributor, that the preservation of the confidentiality of such information by such Contributor is an essential premise of the bargain between such Contributor and Acquiror, and that Acquiror would be unwilling to enter into this Agreement in the absence of this Section 8.07(b). Accordingly, each Contributor hereby agrees with Acquiror that it, its Affiliates and its and its Affiliate’s respective Representatives shall not, and that it shall cause its Affiliates and such Representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Acquiror, disclose or use, any information involving or relating to Midstream; provided, that the information subject to this Section 8.07(b) will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided, further, that the provisions of this Section 8.07(b) will not prohibit any retention of copies of records or disclosure (i) required by any applicable Law so long as reasonable prior notice is given to Acquiror and Midstream of such disclosure and a reasonable opportunity is afforded Acquiror and Midstream to contest the same or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated by this Agreement. Each Contributor agrees that it shall be responsible for any breach or violation of the provisions of this Section 8.07(b) by any of its Affiliates or its or its Affiliates’ Representatives.

Section 8.08 Further Assurances. After the Closing, the Parties, and their respective Affiliates and Representatives, shall cooperate with each other and use commercially reasonable efforts to furnish any additional information and execute and deliver any additional documents as may be reasonably requested by the other Party to further perfect or evidence the consummation of, or otherwise implement, any of the transactions contemplated hereby, or to aid in the preparation or performance of any Contract, Permit, regulatory filing, financial statement or Tax Return or to mitigate any Liability.

Section 8.09 Transition Services. For a period of ninety (90) days following the Closing Date, UET shall provide to Acquiror with respect to Midstream information technology, accounting and other administrative services as reasonably requested by Acquiror and to the extent reasonably necessary for the operation of the business of Midstream and transition of the ownership of Midstream to Acquiror. Acquiror shall reimburse UET for all (i) reasonable and documented time expended by those of its employees providing services pursuant to this Section 8.09 in accordance with the hourly rate schedule set forth in Schedule 8.09 and (ii) reasonable, documented third party fees and expenses incurred by UET in providing any service pursuant to this Section 8.09, provided that, UET shall obtain the written consent of Acquiror prior to incurring any reimbursable costs, fees or expenses pursuant to this Section 8.09 that exceed $10,000 in the aggregate, provided further that UET is not required to provide any service for which Acquiror does not approve of the cost and agree to reimburse UET therefor. The Parties acknowledge and agree that any such services to be provided by UET to Acquiror with respect to

Midstream, in accordance with this Section 8.09 are transitional in nature and are intended to provide Acquiror sufficient time to integrate the Midstream operations into its business. To the extent such services are rendered by UET, each of the Parties shall use commercially reasonable efforts to (a) assist and cooperate with each other in the orderly transfer of the provision of such services to Acquiror or Midstream, as applicable, and (b) make available, or cause to be made available, the documentation, personnel and know-how reasonably needed to facilitate such orderly transfer.

Section 8.10 Removal of Legend. In connection with the sale of the Partnership Interests by a Contributor in reliance on Rule 144, the applicable Contributor or its broker shall deliver to the transfer agent and the Partnership a customary broker representation letter providing to the transfer agent and the Partnership any information the Partnership deems reasonably necessary to determine that the sale of the Partnership Interests is made in compliance with Rule 144, including, as may be appropriate, a certification that the Contributor is not an Affiliate of the Partnership and regarding the length of time the Partnership Interests have been held. Upon receipt of such representation letter, the Partnership shall promptly direct its transfer agent to remove the notation of a restrictive legend in such Contributor’s book-entry account maintained by the transfer agent, including the legend referred to in Section 3.11, and the Partnership shall bear all costs associated therewith. After any Contributor or its permitted assigns has held the Partnership Interests for such period as will allow such Contributor to sell such Partnership Interests without volume restrictions or public company information requirements pursuant to any section of Rule 144 (or any similar provision then in effect), if the book-entry account of such Partnership Interests still bears the notation of the restrictive legend referred to in Section 3.11, the Partnership agrees, upon request of the Contributor or permitted assignee, to take all reasonable steps necessary to promptly effect the removal of the legend described in Section 3.11 from the Partnership Interests, and the Partnership shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Contributor or its permitted assigns provide to the Partnership any information the Partnership deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including a certification that the holder is not an Affiliate of the Partnership (and a covenant to inform the Partnership if it should thereafter become an Affiliate and to consent to the notation of an appropriate restriction) and regarding the length of time the Partnership Interests have been held.

Section 8.11 Cooperation Regarding Certain Financial Statements. The Contributors shall make (and cause their Affiliates to make) available to Acquiror such books and records and information, and provide such assistance to Acquiror and cooperate with Acquiror, in each case as shall be reasonably requested by Acquiror in connection with the preparation by Acquiror after the Closing of such financial statements in such form and for such periods as may be required pursuant to the requirements of Regulation S-X of the SEC or other applicable U.S. federal securities Laws relating to Acquiror’s acquisition of the Midstream Interests.

ARTICLE 9

GENERAL PROVISIONS

Section 9.01 Headings. The headings of the sections of this Agreement are inserted for convenience only and are not to be deemed to constitute a part of this Agreement.

Section 9.02 Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto concerning the subject matter hereof and supersedes all prior discussions and agreements between the Parties hereto with respect to the subject matter hereof.

Section 9.03 Counterparts. This Agreement may be executed in counterparts, each one of which shall be considered an original, and all of which, when taken together, shall constitute one and the same instrument

Section 9.04 Expenses. Unless otherwise set forth herein, each Party hereto will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

Section 9.05 Waiver. Any term or condition of this Agreement may be waived at any time by the Party hereto that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. No failure or delay by any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. All remedies, either under this Agreement or by applicable Law or otherwise afforded, will be cumulative and not alternative.

Section 9.06 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto.

Section 9.07 No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors or permitted assigns, and it is not the intention of the Parties hereto to confer third-party beneficiary rights upon any other Person, including, without limitation, any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof.

Section 9.08 Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Parties hereto, and any attempt to do so will be void; provided, however, that a Party shall have the right, without the consent of any other Party, to grant a security interest in such Party’s rights and benefits under this Agreement to any lender, administrative agent or other financing party under or pursuant to any loan agreement, collateral security agreement or pledge agreement to which such Party is now or hereinafter a party in connection with any credit or other financing from time to time extended or made available to such Party.

Section 9.09 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law by any Governmental Authority, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision will be fully severable, this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 9.10 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two (2) Business Days following mailing if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

if to UET:	Kenneth B. Thomson General Counsel United Energy Trading, LLC 225 Union Boulevard, Suite 200 Lakewood, Colorado 80228 Tel +1 (303) 991-0984 Fax +1 (303) 991-0988

with a copy to (which shall not constitute notice):	Patrick E. Groomes Norton Rose Fulbright US LLP 801 Pennsylvania Avenue, NW, Washington, D.C. 20004-2623, Tel +1 202 662 4556 Fax +1 202 662 4643

if to Hawkeye:	Robert Williams Hawkeye Midstream, LLC 10189 Bluffmont Drive Lone Tree, CO 80124 Phone: (303) 884-8876 Facsimile: (303) 799-1911

if to Acquiror:

Arc Terminals Holdings, LLC

c/o Arc Logistics Partners LP

725 Fifth Avenue, 19th Floor

New York, NY 10022

Attention:   Bradley K. Oswald

                   Steven Schnitzer

Facsimile:  (212) 993-1299

E-Mail:      boswald@arcxlp.com

                  sschnitzer@arcxlp.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

600 Travis Street, 33rd Floor

Houston, Texas 77002

Attention:   Anthony Speier, P.C.

                   John D. Pitts

Facsimile:  (713) 835-3601

E-mail:      anthony.speier@kirkland.com

                  john.pitts@kirkland.com

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 9.11 GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK AND EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING THAT IS BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. DURING THE PERIOD A LEGAL DISPUTE THAT IS FILED IN ACCORDANCE WITH THIS Section 9.11 IS PENDING BEFORE A COURT, ALL ACTIONS, SUITS OR PROCEEDINGS WITH RESPECT TO SUCH LEGAL DISPUTE OR ANY OTHER LEGAL DISPUTE, INCLUDING ANY COUNTERCLAIM, CROSS-CLAIM OR INTERPLEADER, SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT. EACH PARTY HEREBY WAIVES THE DEFENSE, AND SHALL NOT ASSERT AS A DEFENSE

IN ANY LEGAL DISPUTE, THAT (A) SUCH PARTY IS NOT SUBJECT THERETO, (B) SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURT, (C) SUCH PARTY’S PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, (D) SUCH ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR (E) THE VENUE OF SUCH ACTION, SUIT OR PROCEEDING IS IMPROPER. A FINAL JUDGMENT IN ANY ACTION, SUIT OR PROCEEDING DESCRIBED IN THIS Section 9.11 FOLLOWING THE EXPIRATION OF ANY PERIOD PERMITTED FOR APPEAL AND SUBJECT TO ANY STAY DURING APPEAL SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAWS. PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT. EACH PARTY HEREBY AGREES THAT THEY AND THEIR AFFILIATES KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION BASED HEREON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY OTHER AGREEMENT, INSTRUMENT OR CERTIFICATE CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(b) Notwithstanding anything in this Section 9.11 to the contrary, each of the Parties agrees that it will not bring or support (and it will not support any of its Affiliates to bring or support) any claim, suit, action or other proceeding (whether at law, in equity, in contract, in tort or otherwise) against or involving any Lender in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including the Debt Financing), including any dispute arising out of or relating in any way to the Lender Consents, the Debt Financing or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof). The Parties further agree that each of the Parties hereto irrevocably waives any and all right to trial by jury in any suit, action or other proceeding pursuant to this Section 9.11(b).

Section 9.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 9.13 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties in their capacities as such and no former, current or future equity holders, controlling Persons, directors, officers, employees, agents or Affiliates of any Party or any former, current or future, direct or indirect, equityholder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Each Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 9.13. Without limiting the rights of any party hereto against the other parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages in respect of this Agreement from, any Non-Recourse Party.

Section 9.14 Rules of Construction.

(a) All article, section, subsection, schedule and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise (i) words importing the masculine gender shall include the feminine and neutral genders and vice versa and (ii) words in the singular shall be held to include the plural and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced in this Agreement are in United States Dollars. Any reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended, modified or supplemented and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.

(c) Each Party hereto acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(d) All accounting terms used herein and not expressly defined herein shall have the respective meanings given such terms under GAAP.

(e) As used herein, the Partnership shall be deemed to be a “Party” to this Agreement solely to the extent set forth herein.

(f) Only that information which has been made available to Acquiror in the Data Room as the Data Room existed as of two Business Days prior to the Closing Date shall be considered to have been “delivered” or “made available” to Acquiror or purposes of this Agreement. Neither the listing nor description of any item, matter or document in any schedule hereto nor the furnishing or availability for review of any document will be construed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in connection herewith, except to the extent that such representation or warranty specifically refers to such schedule and such modification, qualification or exception is clearly described in such schedule.

(Signatures Follow)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

CONTRIBUTORS

UNITED ENERGY TRADING, LLC

By:	/s/ Thomas Williams
Name:	Thomas Williams
Title:	President

Signature Page to the Contribution Agreement

HAWKEYE MIDSTREAM, LLC

By:	/s/ Robert Claude Williams
Name:	Robert Claude Williams
Title:	Sole Member

Signature Page to the Contribution Agreement

ACQUIROR

ARC TERMINALS HOLDINGS LLC

By:	Arc Logistics LLC, its sole member
By:	Arc Logistics Partners LP, its sole member
By:	Arc Logistics GP LLC, its general partner

By:	/s/ Bradley K. Oswald
Name:	Bradley K. Oswald
Title:	Chief Financial Officer

Signature Page to the Contribution Agreement

THE PARTNERSHIP

ARC LOGISTICS PARTNERS LP

By:	Arc Logistics GP LLC, its general partner

By:	/s/ Bradley K. Oswald
Name:	Bradley K. Oswald
Title:	Chief Financial Officer

Signature Page to the Contribution Agreement